Exhibit 2.1

ASSET PURCHASE AGREEMENT
BY AND AMONG
ANNE HOLLAND VENTURES INC.,
EMERALD X, LLC,
AND
THE OTHER PARTIES SIGNATORY HERETO
Dated: December 31, 2021

Article I. PURCHASE AND SALE OF ASSETS		1
1.1	Purchase and Sale of Assets	1
1.2	Excluded Assets	4
1.3	Assumption of Liabilities	5
1.4	Excluded Liabilities	6
1.5	Assignment of Contracts; Rights and Obligations	6

Article II. PURCHASE PRICE		6
2.1	Purchase Price	6
2.2	Closing & Post-Closing Payments; Disbursement of Escrow Amount	6
2.3	Purchase Price Adjustment	7
2.4	Contingent Payment	9
2.5	Apportioned Obligations	11
2.6	Withholding	11
2.7	Right of Offset	11

Article III. THE CLOSING		12
3.1	Closing	12
3.2	Delivery of Items by Seller	12
3.3	Delivery of Items by Buyer	12

Article IV. REPRESENTATIONS AND WARRANTIES OF SELLER		12
4.1	Organization and Power; Capitalization; Subsidiaries	12
4.2	Authorization and Enforceability	13
4.3	Conflicts and Consents	13
4.4	No Claims or Proceedings	13
4.5	Legal Compliance; Permits	13
4.6	Financial Statements	14
4.7	Transferred Accounts Receivable	15
4.8	Related Party Transactions	15
4.9	Assets; Business	15
4.10	Real Property	16
4.11	Event Pacing Reports; Attendee Lists; Top Exhibitors; Top Suppliers	16
4.12	Event Policies and Procedures	17
4.13	Assumed Contracts	17
4.14	Trademarks and Other Intellectual Property	18
4.15	Taxes	19
4.16	Employee Benefit Matters	20
4.17	Employment Matters	22
4.18	Publishing; Websites	23
4.19	Information Technology and Data Security	24
4.20	Insurance	25
4.21	No Brokers	26
4.22	PPP Loan	26
4.23	No Other Representations and Warranties	26

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Article V. REPRESENTATIONS AND WARRANTIES OF BUYER		26
5.1	Organization	26
5.2	Authorization and Enforceability	26
5.3	Conflicts and Consents	27
5.4	No Claims or Proceedings	27
5.5	No Brokers	27
5.6	No Other Representations and Warranties	27
5.7	No Additional Representations; Inspection	27
5.8	Sufficiency of Funds	28
5.9	Solvency	28

Article VI. COVENANTS		28
6.1	Non-Competition; Non-Solicitation; Non-Disparagement	28
6.2	Release of Claims	30
6.3	Confidential Information	31
6.4	Mail; Payments	32
6.5	Misallocated Assets	33
6.6	Transfer Taxes	33
6.7	Tax Cooperation	33
6.8	Further Assurances	33
6.9	Post-Closing Financial Statements	34
6.10	Bulk Sales Laws	34
6.11	Expenses	34
6.12	Purchased Trademarks	34
6.13	Public Announcements	35
6.14	Business Non-Disclosure Provisions	35
6.15	Employee Matters	35
6.16	Transferred Employee Email Accounts	36

Article VII. INDEMNITIES		36
7.1	Survival of Representations and Warranties	36
7.2	General Indemnification by Seller	37
7.3	General Indemnification by Buyer	37
7.4	Limitations on Obligations of Seller	37
7.5	Limitations on Indemnity	38
7.6	Indemnification Procedure	38
7.7	Exclusive Remedy	40
7.8	Tax Treatment of Indemnification	40

Article VIII. GENERAL		40
8.1	Waiver	40
8.2	Notices	40
8.3	No Third Party Beneficiaries	41
8.4	Entire Agreement	42
8.5	Severability	42
8.6	Amendment	42
8.7	Counterparts	42

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8.8	Assignment	42
8.9	Governing Law	42
8.10	Jurisdiction; Disputes: Court Proceedings; Waiver of Jury Trial	43
8.11	Specific Performance	43
8.12	Reliance on Counsel and Other Advisors	43
8.13	Rules of Construction	44
8.14	Disclosure Schedules	45
Annex A		49

EXHIBITS
Exhibit A - Estimated Purchase Price & Estimated Net Working Capital
Exhibit B - EBITDA Calculation Format
Exhibit C - Purchase Price Tax Allocation Methodologies

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of December 31, 2021, is by and among Emerald X, LLC, a Delaware limited liability company (“Buyer”), Anne Holland Ventures Inc., a Rhode Island corporation (“Seller”), and solely for purposes of Sections 6.1 and 6.3, Cassandra Farrington and Anne Hills Holland (together, the “Principals”).

WHEREAS, Seller is engaged in the business known and operated as MJBiz (the “Business”), including, without limitation, the marketing, sale, organization, production, management, and operation of (a) the tradeshow known as “MJBizCon” (the “MJBizCon Event”), the conference produced by MJBizScience and known as “The Emerald Conference”, and certain other events and content offerings (collectively, the “Events”); (b) the “MJBizMagazine” magazine, the “MJBizFactbook”, and the Newsletters, in each case, whether in print or digital format (collectively, the “Publications”); (c) the “Seed to CEO” podcast (the “Podcast”, and together with the Publications and other electronic media generated by Seller, the “Media Business”); (d) the websites associated with the Events and the Media Business (the “Websites”); and (e) the ancillary products, services and social media channels associated with the Business, the Events, the Media Business, and the Websites;

WHEREAS, Seller is the sole owner of the Business and the Assets;

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, the Assets, and Buyer desires to assume, and Seller desires to assign to Buyer, the Assumed Liabilities, in each case, in accordance with the terms of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, (a) Buyer, Seller and the Escrow Agent are entering into an escrow agreement (the “Escrow Agreement”); (b) Buyer and Seller are entering into (i) an assignment and assumption agreement (the “Assignment Agreement”), (ii) an intellectual property assignment agreement (the “IP Assignment Agreement”), and (iii) a bill of sale (the “Bill of Sale”); (c) Buyer and each of John (Jeff) Farrington and the Principals are entering into a consulting agreement (the “Consulting Agreements”); and (d) Buyer and each of the Executives are entering into (i) an employment letter agreement (collectively, the “Employment Agreements”), and (ii) a protective covenant agreement (collectively, the “Protective Covenant Agreements”, and together with the Escrow Agreement, the Assignment Agreement, the IP Assignment Agreement, the Bill of Sale, the Consulting Agreements, and the Employment Agreements, the “Ancillary Documents”).

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.
PURCHASE AND SALE OF ASSETS

 1.1   Purchase and Sale of Assets. Upon the terms and conditions set forth in this Agreement, Seller hereby sells, conveys, transfers, assigns, grants and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, all of Seller’s right, title and interest in and to the properties, assets and rights of any kind and nature and wherever located (whether tangible or intangible or real, personal, or mixed) related to, or used or held for use in, the Business (the “Assets”), other than the Excluded Assets, free and clear of all Encumbrances, including the following:

 (a) all rights to market, sell, organize, produce, manage and operate the Business throughout the world, together with the goodwill related to all of the foregoing, as well as the going concern value of the Business;

 (b) all rights to (and all physical and electronic copies of) sales material, educational material, professional material, presentation material, editorial material, artwork, images, photos or other marketing materials or content (in any and all forms and media) produced, provided, presented or otherwise generated by, or used or held for use in, the Business (including works-in-process), including all registered and unregistered copyrights to the foregoing (collectively, the “Copyrights”);

 (c) all registered and unregistered trademarks, service marks, logos, domain names, trade dress, social media names, and all other source identifiers, and all good will associated therewith and symbolized thereby (“Trademarks”), in each case, related to, or used in connection with, the Business, including the Trademarks set forth on Schedule 1.1(c) and all variations and composites thereof and all forms of legal rights and protections that may be obtained or pertain to the above (collectively, the “Purchased Trademarks”);

 (d) all lists and databases (“Attendee Lists”), in any and all forms and media, of past, current and prospective attendees at any Event, all records and correspondence related thereto, and all rights and obligations to manage and use the names and addresses contained on such lists;

(e)    (i) all lists and databases (in any and all forms and media) of past, current and prospective recipients and users of the Media Business, (ii) all records and correspondence related thereto, and (iii) all rights and obligations to manage and use the names and addresses contained on such lists;

 (f)   all lists and databases (in any and all forms and media) of past, current and prospective (i) exhibitors at any Event, (ii) sponsors of any Event or any aspect of any Event, (iii) advertisers in any Publications, (iv) subscribers of the Podcast, and (v) other customers of any Event or the Business (including, without limitation, the Media Business), all records and correspondence related to any of the foregoing, and all rights to manage, use and rent the names and addresses contained on such lists;

 (g) all lists and databases (in any and all forms and media) of past, current and prospective (i) speakers, faculty, moderators or presenters at any Event, (ii) content providers or contributors for the Business, or (iii) advisors and other participants in the Business, all records and correspondence related to any of the foregoing, and all rights to manage, use and rent the names and addresses contained on such lists;

 (h) all lists and databases (in any and all forms and media) of past, current and prospective vendors, contractors, or other service providers of the Business, all records and correspondence related thereto, and all rights to manage, use and rent the names and addresses contained on such lists;

 (i) all inventory, work in progress, and supplies related to, or used or held for use in, the Business;

 (j) all research materials related to, or used or held for use in, the Business, including, without limitation, industry, sponsor, exhibitor and attendee studies and surveys;

 (k) all websites, domain names and URLs associated with the Business, and all rights to use the telephone numbers, telecopier numbers, facsimile numbers, and email addresses associated with the Business, including those listed on Schedule 1.1(k);

 (l)     all proprietary computer software, including any software licenses, related to, or used or held for use in, the Business as currently and historically conducted;

 (m)        all know-how, processes, business methods, trade secrets and other confidential information related to, or used or held for use in, the Business;

 (n) all permissions, consents, releases, waivers, franchises, approvals, orders, registrations, certificates, licenses, permits or other governmental approvals and authorizations related to, or used or held for use in, the Business, including those listed on Schedule 1.1(n) (collectively, the “Permits”);

 (o) all of Seller’s rights under any Contracts that are related to, or used or held for use in, the Business, including those set forth on Schedule 1.1(o) (collectively, the “Assumed Contracts”);

 (p) all office equipment, signage, decorations, artwork, props, furniture, fixtures or other tangible assets used, or held for use, in the Business;

 (q) all Current Assets of the Business and the Transferred Accounts Receivable;

 (r) all rights to receive mail (including email) and other communications to the extent related to the Assets, the Business, or the Media Business (including, without limitation, communications from customers, suppliers, distributors, exhibitors, advertisers, agents and others with respect to the Assets, the Business, or the Media Business);

 (s) (i) all Business Information, records, ledgers, files (including executed copies of the Assumed Contracts, customer complaints and inquiry files, Tax Returns and related tax and accounting records and work papers exclusively related to the Business or the Assets, and financial records and work papers related to the Business), (ii) all employee-related, HR, employee benefit-related files and records (including those from TriNet) relating to the Transferred Employees, and (iii) all databases, documents, plans, pricing sheets, employee handbooks, correspondence (including any correspondence with any Governmental Entity), drawings, specifications, displays, dealer and distributor lists, labels and packaging materials, computer data and software, reports and other printed, written or electronically-stored materials of whatever nature in each case, and any of the foregoing and original documents relating to registration and applications for registration of any intellectual property rights included in the Assets;

 (t) all other intellectual property related to, or used or held for use in, the Business, including all rights of privacy and publicity;

 (u) all Business IT Assets;

 (v) all insurance benefits, including rights and proceeds, if any, arising from or to the extent attributable to the Business, Assets or the Assumed Liabilities;

 (w)        all causes of action, claims, demands, warranties, indemnities, guarantees, refunds, rights of recovery, rights of set off and other rights and privileges against third parties in favor of Seller to the extent related to, or arising out of, any Assumed Liabilities, the Business or the Assets; and

 (x) all existing rights under non-disclosure, non-solicitation or non-competition provisions of Contracts to which Seller is a party with current or former employees or consultants or other Persons to the extent that such provisions relate to the Business (“Business Non-Disclosure Provisions”) unless superseded by the Employment Agreements, regardless of whether such Contracts themselves constitute Assumed Contracts.

 1.2   Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling any of the following assets of Seller (collectively, the “Excluded Assets”), which Excluded Assets shall be retained by Seller:

 (a) all cash, bank accounts, and securities, and other cash equivalents of Seller;

 (b) all Excluded Accounts Receivable;

 (c) all Contracts of Seller (including the any Contract with Grimes, McGovern & Associates) other than the Assumed Contracts (the “Excluded Contracts”);

 (d) all insurance policies of Seller and, all rights to applicable claims and proceeds thereunder;

 (e) all of the assets listed on Schedule 1.2(e);

(f) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

(g) the corporate seals; organizational documents; minute books; stock books; Tax Returns and related tax and accounting records and work papers (other than any such Tax Returns, records or work papers exclusively related to the Business or the Assets); books of account or other records having to do with the corporate organization of Seller; financial records and work papers related to Seller (and not related to the Business); all employee-related, HR, employee benefit-related files and records (including those from TriNet, but excluding, any and all Transferred Employee personnel files); insurance policies and information related to any past, pending or future claims potentially covered by insurance; attorney-client privileged materials; and, any other books, work papers, information, files, and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and/or is required by applicable Law or contract to retain;

(h) all rights to any action of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise, to the extent primarily relating to any Excluded Asset or any Liability that is not an Assumed Liability;

(i) all rights, applicable claims, and proceeds thereunder from Seller’s event cancelation insurance policies existing prior to the Closing, including but not limited to that ShowDown Event Cancellation Insurance: Policy No.: WRB-00093 / CEG-00072 and the Hartford Spectrum Policy: Policy No,: 02 SBA AI1889;

(j) all documents maintained by Seller in connection with the transactions contemplated by this Agreement and/or any of the Ancillary Documents;

(k) hotel commissions owed to Seller for the 2021 MJBizCon Event;

(l) all foreign tax credits and related international tax refunds owed to Seller as of the Closing for Business activities completed prior to the Closing;

(m) Seller’s rewards built up on Seller’s Amex Business Card and at the following Event venues and hotels: Caesar’s Rewards, Marriott, and Hilton; and

(n) Seller’s Employee Retention Credits under the CARES Act, applied-for and not yet received for 2020 and 2021.

 1.3   Assumption of Liabilities. Buyer hereby assumes only the following Liabilities of Seller, in each case, solely to the extent related to the Post-Closing Business (collectively, the “Assumed Liabilities”) and no other Liabilities:

 (a) The liabilities and obligations for performance due by Seller after the Closing Date under the Assumed Contracts that were incurred in the ordinary course of business and do not relate to any failure to perform or other breach, default, or violation by Seller prior to the Closing Date;

 (b) the Current Liabilities of the Business;

 (c) the portion of the Transaction Bonuses mutually agreed by Buyer and Seller to be paid as retention bonuses following the Closing in accordance the terms and conditions of such Transaction Bonuses (and the employer-side payroll, employment or similar taxes attributable to such payments), which amounts are set forth on Schedule 1.3(c) (the “Retention Bonus Amount”); and

 (d) the sale commission obligations for all 2022 commissionable sales payments made in respect of Assumed Contracts owed to specific Personnel, pursuant to the terms and conditions of those certain sales commission arrangements that are Assumed Contracts listed on Schedule 1.3(d).

 1.4   Excluded Liabilities. Except as expressly provided in Section 1.3, Buyer assumes no Liabilities of Seller, any of its Affiliates, or the Business, shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates, and all such Liabilities are, and following the Closing will remain, the Liabilities of Seller (including, for the avoidance of doubt, all Business Transaction Expenses (except the Retention Bonus Amount), all Tax Liabilities (including Seller’s share of Transfer Taxes pursuant to Section 6.6), and all Liabilities relating to individuals currently or formerly employed by or otherwise providing services to Seller or any of its Affiliates in connection with the Business, including under any Benefit Plans) (collectively, the “Excluded Liabilities”).

 1.5   Assignment of Contracts; Rights and Obligations. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will constitute an assignment of any Contract if such assignment requires the consent or waiver of a third-party to be effective and such consent or waiver shall not have been obtained prior to the Closing Date. Seller shall use its reasonable best efforts, at Seller’s sole cost and expense, to promptly obtain each such consent and waiver. However, in the event that any Assumed Contract cannot be assigned or if a third party to any such Contract does not consent to such assignment, Seller shall provide to Buyer, to the extent reasonably practical, all of the rights and interests in and to such Contract and, where necessary or appropriate, Seller shall be deemed to be Buyer’s agent for the purpose of completing or fulfilling all of Buyer’s rights and Liabilities arising after the Closing Date under such Contract. Seller shall use its reasonable best efforts to provide Buyer with all of the benefits of such Contracts, including (a) enforcing any rights under such Contracts (including, upon the request of Buyer, the right to terminate such Contract), and (b) permitting Buyer to enforce any rights under such Contracts (as if such Contracts had been assigned and transferred to Buyer), and Seller shall cooperate with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Seller shall pay the costs and expenses required to fulfill the obligations under such contracts until they are assigned to Buyer, and upon such assignment Buyer shall promptly reimburse Seller for such documented costs and expenses. Once such consent shall have been obtained, Seller shall sell, assign, transfer, convey, and deliver to Buyer the relevant Contract to which such consent relates for no additional consideration.

ARTICLE II.
PURCHASE PRICE

 2.1   Purchase Price. The purchase price (the “Purchase Price”) for the sale, conveyance, transfer, assignment, grant, and delivery of the Assets to Buyer and for the covenants of Seller in Article VI and the covenants of the Principals in Sections 6.1 and 6.3 consists of the following: (a) $120,000,000 (the “Base Price”); plus (b) the amount, if any, by which Estimated Net Working Capital exceeds Target Net Working Capital; minus (c) the amount, if any, by which Target Net Working Capital exceeds Estimated Net Working Capital; minus (d) the Retention Bonus Amount. Attached hereto as Exhibit A is a statement certified by Seller setting out Seller’s good faith estimate of Net Working Capital (the “Estimated Net Working Capital”) and the resulting Purchase Price (the “Estimated Purchase Price”), together with reasonable supporting detail with respect to such estimate and the calculation of such amount.

 2.2   Closing & Post-Closing Payments; Disbursement of Escrow Amount.

 (a)   On the Closing Date, Buyer shall pay (the “Closing Payments”):

 (i) to Seller, an aggregate amount equal to (i) the Estimated Purchase Price, minus (ii) Seller’s portion of any Transfer Taxes under Section 6.6 payable as of the Closing Date; minus (iii) $12,000,000 (the “Escrow Amount”), by wire transfer of immediately available funds to such account designated by Seller in writing to Buyer prior to the Closing Date.

 (ii) to the Escrow Agent, the Escrow Amount, by wire transfer of immediately available funds to an account designated and administered by the Escrow Agent pursuant to the Escrow Agreement (the “Escrow Account”), for the purpose of partially securing the obligations of Seller under this Agreement.

 (b) Prior to July 15, 2022, Buyer shall return to Seller any unpaid portion of the Retention Bonus Amount that was due to be paid within six (6) months following the Closing Date but not earned by the Transferred Employees (other than, for the avoidance of doubt, Mary Pemberton) in accordance with the terms and conditions of such Transaction Bonuses.

(c) Prior to January 15, 2023, Buyer shall return to Seller any unpaid portion of the Retention Bonus Amount that was due to be paid to Mary Pemberton within twelve (12) months following the Closing Date but not earned in accordance with the terms and conditions of her Transaction Bonus.

(d) Prior to January 15, 2023, Buyer and Seller shall issue joint written instructions to the Escrow Agent authorizing the disbursement to Seller of the funds then remaining in the Escrow Account, if any, to the extent not subject to unresolved claims made prior to that time (and any such funds subject to unresolved claims between Buyer and Seller made prior to that time shall remain in the Escrow Account until the final resolution thereof, including any appeals).

 2.3   Purchase Price Adjustment.

 (a) No later than sixty (60) days after the Closing Date, Buyer shall (i) deliver to Seller a statement (the “Post-Closing Statement”) setting out its good faith calculation of actual Net Working Capital and the resulting Purchase Price, together with reasonable supporting detail with respect to the calculation of such amounts, including but not limited to its books, records, and working papers, and (ii) determine and further allocate the Purchase Price among the assets of the Business in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and consistent with the methodologies detailed in Exhibit C (the “Tax Allocation”) and shall deliver a written statement to Seller describing such Tax Allocation (the “Tax Allocation Statement”). If Seller and Buyer agree on the calculation of the Purchase Price set out in the Post-Closing Statement, then such calculation shall be considered final. If Seller and Buyer agree on any portion of the Tax Allocation set out in the Tax Allocation Statement, then such portion of the Tax Allocation shall be considered final.

(b) If Seller disagrees with the calculation of the Purchase Price set out in the Post-Closing Statement or with any portion of the Tax Allocation set out in the Tax Allocation Statement, Seller shall notify Buyer in writing of such disagreement within forty (40) days after delivery by Buyer to Seller of the Post-Closing Statement or the Tax Allocation Statement, as applicable. During such time period, and until the amount of the Purchase Price and Tax Allocation are final, upon request, Buyer shall provide Seller and its advisors reasonable access, during normal business hours, to Buyer’s books and records, personnel, and working papers prepared by Buyer and/or Buyer’s accountants, and such historical financial information of the Business (to the extent in Buyer’s possession), used in calculating the Purchase Price or making the Tax Allocation, as applicable (subject to Seller and its advisors who will have access to such books and records executing a customary confidentiality agreement with Buyer in a form reasonably requested by Buyer).

(c) If Seller fails to timely notify Buyer of its disagreement with either the calculation of the Purchase Price set out in the Post-Closing Statement or with any portion of the Tax Allocation set out in the Tax Allocation Statement, then the calculation of the Purchase Price set out in the Post-Closing Statement or the Tax Allocation set out in the Tax Allocation Statement, as applicable, shall be considered final.

 (d) If Seller timely notifies Buyer of its disagreement with the calculation of the Purchase Price set out in the Post-Closing Statement or with any portion of the Tax Allocation set out in the Tax Allocation Statement, then Buyer and Seller shall work in good faith to resolve such disagreement and after such resolution, the agreed upon calculation of Purchase Price or Tax Allocation, as applicable, shall be considered final. If Buyer and Seller are unable to resolve all disagreements within forty (40) days of Seller first notifying Buyer of its disagreement, then Buyer and Seller shall submit their dispute to a mutually agreeable nationally recognized accounting firm (the “Accounting Arbitrator”). The Accounting Arbitrator shall deliver to Buyer and Seller, as promptly as practicable, but in no event later than sixty (60) days after retention, a written report setting out the resolution of any unresolved disagreements between Buyer and Seller, determined in accordance with the terms of this Agreement, and the reasons therefor. Buyer and Seller will cooperate with the Accounting Arbitrator during the term of its engagement and each of the parties agrees to execute, if requested by the Accounting Arbitrator, an engagement letter reasonably satisfactory to such party. In resolving the disputed items, the Accounting Arbitrator (A) shall be bound by the provisions of this Section 2.3(d), (B) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Buyer or Seller, (C) shall rely solely on the written submissions of the parties and shall not conduct an independent investigation, and (D) shall limit its decision to such items as are in dispute and to only those adjustments as are necessary to comply with the provisions of this Agreement or to correct any mathematical or clerical errors. The decision of the Accounting Arbitrator with regards to the calculation of the Purchase Price shall be binding on the parties hereto. Further, Buyer, Seller, and their respective Affiliates shall be bound by the Tax Allocation, as determined in accordance with this Section 2.3(d) or by the Accounting Arbitrator, as applicable, for all Tax purposes and shall file, and cause their respective Affiliates to file, all Tax returns (including IRS Form 8594) in a manner consistent therewith and may take no other position unless required to do so by applicable Law; provided, that no party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any tax audit, claim, or similar proceedings in connection with such Tax Allocation. The cost of any such review and report of the Accounting Arbitrator shall be paid on a proportionate basis by Buyer, on the one hand, and Seller, on the other hand, based on the percentage which the portion of the contested amount not awarded to such party bears to the amount contested by such party, as finally determined by the Accounting Arbitrator.

 (e) The Purchase Price, as finally determined pursuant to this Section 2.3, shall be referred to herein as the “Final Purchase Price”.

 (i) In the event that the Estimated Purchase Price is greater than the Final Purchase Price, then, within five (5) Business Days following the determination of the Final Purchase Price, Seller shall pay to Buyer, by wire transfer of immediately available funds to the account designated by Buyer in writing, an amount equal to the difference between the amount of the Estimated Purchase Price and the amount of the Final Purchase Price.

 (ii) In the event that the Final Purchase Price is greater than the Estimated Purchase Price, then, within five (5) Business Days of the determination of the Final Purchase Price, Buyer shall pay to Seller, by wire transfer of immediately available funds to the account designated by Seller in writing, an amount equal to the difference between the amount of the Final Purchase Price and the amount of the Estimated Purchase Price.

(f) Any rights accruing to a party under this Section 2.3 shall be in addition to and independent of the rights to indemnification under Article VII.

 2.4   Contingent Payment.

 (a) The parties stipulate and agree that the MJBiz EBITDA for the calendar year 2021 is $13,700,000. On or before March 1, 2023, Buyer shall deliver to Seller a written notice (an “EBITDA Notice”), setting forth its good faith calculation of Average EBITDA Growth (including the calculation of MJBiz EBITDA for the calendar year of 2022), together with reasonable supporting detail which shall include but not be limited to, Buyer’s work papers prepared by Buyer and/or Buyer’s accountants, books and records, and such historical financial information of the Business. If Seller agrees with the calculation of Average EBITDA Growth set out in the EBITDA Notice, then such calculation shall be considered final. If Seller in good faith disagrees with the calculation of Average EBITDA Growth set out in the EBITDA Notice, Seller shall notify Buyer in writing of such disagreement within forty-five (45) days after delivery of the EBITDA Notice. During such time period, and until the amount of the Average EBITDA Growth is final, upon request, Buyer shall provide Seller and its advisors reasonable access, during normal business hours, to the books and records, its personnel, and the work papers of Buyer used in calculating the Average EBITDA Growth (subject to Seller and its advisors who will have access to such books and records executing a customary confidentiality agreement with Buyer in a form reasonably requested by Buyer). If Seller fails to timely notify Buyer of its disagreement with the calculation of Average EBITDA Growth set out in the EBITDA Notice, then such calculation of Average EBITDA Growth shall be considered final. If Seller timely notifies Buyer of its good faith disagreement with the calculation of Average EBITDA Growth set out in the EBITDA Notice, then Buyer and Seller shall work in good faith to resolve such disagreement and after such resolution, the agreed upon calculation of Average EBITDA Growth shall be considered final. If Buyer and Seller are unable to resolve all disagreements within forty-five (45) days of Seller first notifying Buyer of its disagreement, then Buyer and Seller shall mutually engage the Accounting Arbitrator to resolve any remaining disagreements. The Accounting Arbitrator shall deliver to Buyer and Seller, as promptly as practicable, but in no event later than sixty (60) days, a written report setting out the resolution of any unresolved disagreements between Buyer and Seller, determined in accordance with the terms of this Agreement, and the reasons therefor. Buyer and Seller will cooperate with the Accounting Arbitrator during the term of its engagement and each of the parties agrees to execute, if requested by the Accounting Arbitrator, an engagement letter reasonably satisfactory to such party. In resolving the disputed items, the Accounting Arbitrator (i) shall be bound by the provisions of this Section 2.4(a), (ii) may not assign a value to Average EBITDA Growth greater than the greatest value claimed for Average EBITDA Growth or less than the smallest value claimed for Average EBITDA Growth by either Buyer or Seller, (iii) shall rely solely on the written submissions of the parties and shall not conduct an independent investigation, and (iv) shall limit its decision to such items as are in dispute and to only those adjustments as are necessary to comply with the provisions of this Agreement or to correct any mathematical or clerical errors. The decision of the Accounting Arbitrator with regards to the calculation of Average EBITDA Growth shall be final and binding on the parties hereto. The cost of any such review and report of the Accounting Arbitrator shall be paid on a proportionate basis by Buyer, on the one hand, and Seller, on the other hand, based on the percentage which the portion of the contested amount not awarded to such party bears to the amount contested by such party, as finally determined by the Accounting Arbitrator.

(b) The Average EBITDA Growth, as finally determined pursuant to Section 2.4(a), shall be referred to herein as the “Final Average EBITDA Growth”.

(c) Within five (5) Business Days following the determination of the Final Average EBITDA Growth, Buyer shall pay to Seller, by wire transfer of immediately available funds to the account designated by Seller in writing, an amount equal to (i) the Final Average EBITDA Growth multiplied by 9.3 (the “Contingent Payment”), minus (ii) any amount Buyer is permitted to offset pursuant to Section 2.7.

  (d) From the date of this Agreement until December 31, 2022, Buyer shall:

(i) refrain from taking any action the primary purpose of which is to minimize Average EBITDA Growth;

(ii) use commercially reasonable efforts to maintain separate books and records to track Average EBITDA Growth;

(iii) calculate the Average EBITDA Growth consistent with Exhibit B; (w) as adjusted for one-time expenses and benefits with non-operational activities and transition costs associated with the transactions contemplated by this Agreement; (x) reasonably amortizing capital expenditures in accordance with GAAP, consistently applied; (y) excluding from the calculation of Average EBITDA Growth acquisitions, dispositions, and losses and gains relating to purchases or sales of assets outside of the ordinary course of business; and (z) excluding changes in accounting rules;

(iv) maintain accounting standards consistent with GAAP, consistently applied, as modified with the approval of Seller (such approval not to be unreasonably withheld) or as required by applicable Law;

(v) for purposes of calculating MJBiz EBITDA for the calendar year of 2022, the aggregate charge for Corporate SG&A Expenses shall be an amount equal to $3,600,000;

(vi) maintain separate financial records for the Business and not dispose of or sell any material portion of the Business;

(vii) maintain commercially reasonable (as determined in Buyer’s good faith judgement) levels of personnel and resources for the marketing, promotion and sale of products and services related to the Events and the Media Business; and

(viii) upon Seller’s written request (no more frequently than once per quarter), provide such information (including pacing reports and forecasts) as reasonably requested by Seller and necessary for Seller to calculate or project MJBiz EBITDA for the calendar year of 2022.

(e) Seller and Buyer agree to treat any payment made pursuant to this Section 2.4 (A) as an adjustment to the Purchase Price for all tax purposes, and (B) as composed of an interest element and a principal element, such interest element to be determined and reported consistent with Section 483 of the Code and the Treasury Regulations thereunder.

 2.5   Apportioned Obligations. For purposes of determining the liability of Seller and Buyer for Taxes with respect to the Assets, all real property, personal property and similar ad valorem Taxes, if any, in each case, with respect to the Assets (the “Apportioned Obligations”), shall be prorated between Seller, on the one hand, and Buyer, on the other hand, with (a) such Taxes being borne by Seller based on the ratio of the number of days in the relevant taxable period prior to and including the Closing Date to the total number of days in the relevant taxable period with respect to which such Taxes are assessed, and (b) such Taxes being borne by Buyer based on the ratio of the number of days in the relevant taxable period after the Closing Date to the total number of days in the relevant taxable period with respect to which such Taxes are assessed. Buyer and Seller agree to timely pay Apportioned Obligations and to timely file all applicable filings, reports and Tax returns, as required by applicable Law. Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under this Section 2.5, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall promptly but in no event later than ten (10) Business Days after the presentation of such statement (i) make such reimbursement or (ii) provide evidence that reasonably demonstrates that the non-paying party is not subject to taxation with respect to such Apportioned Obligation.

 2.6   Withholding. Notwithstanding any other provision in this Agreement, Buyer and the Escrow Agent may deduct and withhold any Taxes required by applicable Law to be deducted and withheld from any payments contemplated by this Agreement. To the extent that any such amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made. Buyer shall use commercially reasonable efforts to provide Seller with written notice as soon as reasonably practicable upon becoming aware that any such deduction or withholding is required, and the parties shall cooperate in good faith to mitigate any such deduction or withholding.

 2.7   Right of Offset. Buyer shall have the right, in good faith, to offset any amount that is owed by Seller to Buyer pursuant to and in accordance with this Agreement, including but not limited to Article VII, or any Ancillary Document against any amount payable by Buyer to Seller pursuant to this Agreement or any Ancillary Document.

ARTICLE III.
THE CLOSING

 3.1   Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution of this Agreement by the parties hereto, and shall be effective as of 11:59p.m. Eastern Time on December 31, 2021 (the “Closing Date”).

 3.2   Delivery of Items by Seller. Seller shall deliver to Buyer at the Closing the items listed below:

 (a) duly executed counterparts to this Agreement and each of the Ancillary Documents;

 (b) a duly completed and executed IRS Form W-9; and

 (c) payoff letters and Encumbrance releases with respect to the repayment in full of all amounts outstanding, and the release of all Encumbrances, under any Indebtedness of Seller, in form and substance reasonably satisfactory to Buyer.

 3.3   Delivery of Items by Buyer. Buyer shall deliver to Seller at the Closing the items listed below:

 (a) duly executed counterparts to this Agreement and each of the Ancillary Documents; and

 (b) the Closing Payments in accordance with Section 2.2(a).

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Buyer as of the Closing Date:

 4.1   Organization and Power; Capitalization; Subsidiaries.

 (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Rhode Island. Seller has provided to Buyer complete and correct copies of its articles of incorporation and other organizational documents, each as amended as of the date hereof. Seller has all requisite power and authority, and possesses all Permits, authorizations and approvals, necessary to enable it to own and operate its properties and assets, including the Assets, and to carry on the Business as currently and historically conducted.

 (b) Schedule 4.1(b) sets forth a true and complete list of the equity holders of Seller, indicating the number and class of equity interests held thereby. There are no outstanding options, warrants, rights, commitments or agreements of any nature for the issuance or sale of any other equity interests in Seller.

 (c) Except as set forth on Schedule 4.1(c), Seller has no subsidiaries and owns no equity interests in any Person.

 4.2   Authorization and Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action. This Agreement and the Ancillary Documents to which it is a party are legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms, except to the extent that enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, or (b) the principles governing the availability of equitable remedies.

 4.3   Conflicts and Consents. Neither the execution or delivery by Seller of this Agreement or the Ancillary Documents to which it is a party, nor the performance by Seller of its obligations hereunder or thereunder, nor the consummation by Seller of the transactions contemplated hereby or thereby will, or would reasonably be expected to, (a) conflict with, violate or result in a breach of, or give rise to a right of termination, cancellation, acceleration, modification, or loss of any material benefit under, any of the terms, conditions or provisions of (i) the organizational documents of Seller, or (ii) any other Contract or other instrument to which Seller is a party or by which Seller is or may be bound; (b) result in the creation or imposition of any Encumbrance on, or give to others any interest or rights in, or with respect to, any of the Assets; (c) violate any Law relating to the Assets or the Business or any Permit; or (d) except as set forth on Schedule 4.3(d), require any approval of, consent of, filing with, or notice to any Governmental Entity, regulatory body or other third party (including, without limitation, any party to any of the Assumed Contracts), except, in the case of clauses (a)(ii), (b), (c) and (d), for those that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business taken as a whole.

 4.4   No Claims or Proceedings. Except as set forth in Schedule 4.4, there is no pending or, to the Knowledge of Seller, threatened, litigation, judicial, administrative or arbitral action, suit, demand, summons, subpoena, assessment, proceeding, governmental investigation or claim (collectively “Proceeding”) of any nature involving, relating to, or affecting the Business, any Assets, any Assumed Liabilities, or Seller. There is no judgment, order, injunction, decree or award outstanding (whether rendered by a court, administrative agency or arbitrator), against Seller or by which Seller is or may be bound which relates to the Business (including any Event or any Assets). To the Knowledge of Seller, no event has occurred, and no circumstances exist, that, individually or together with any other event(s), could reasonably be expected to serve as a basis for the commencement of any such Proceeding.

 4.5   Legal Compliance; Permits. Seller is not in violation, and has never been in violation, of any provision of its organizational documents. Seller, its managers, directors, officers, employees, Affiliates and, to the Knowledge of Seller, its agents and other Persons associated with or acting for or on behalf of any of the foregoing, have at all times been, and are currently operating the Business, in compliance with all applicable Laws and Permits in all material respects (including, without limitation, those pertaining to data protection, privacy, public health, worker safety, payments to government officials, political contributions or gifts, bribery, anti-money laundering, rebate, payoff, influence payment, kickback and the environment). Seller has never received any notice regarding any violation of, conflict with, or failure to conduct the Business in compliance with any applicable Law. All Events, Websites, Publications, Seller’s Business marketing materials and Seller’s Business advertisements have at all times been, and currently are, in compliance with all applicable Laws, guidelines and mandates, including without limitation Federal Cannabis Laws and Laws related to COVID-19.  Seller has in force, and at all times since the Business has been conducted has had in force, all Permits necessary to conduct the Business as currently and historically conducted. Neither Seller nor its Affiliates is, nor has never been, required to obtain any Permit for any Event or Publication as related to cannabis or cannabis related activities. All requisite approvals of all regulatory agencies that control or regulate the Business have been obtained and are in full force and effect.

 4.6   Financial Statements.

 (a) Attached hereto as Schedule 4.6(a) are true and complete copies of the following (collectively, the “Financial Statements”): audited balance sheet and profits and loss statement of the Business for each of the calendar year ended on December 31, 2019 and unaudited balance sheet and profits and loss statement of the Business for December 31, 2020, and the ten (10) months ended October 31, 2021. The Financial Statements (i) have been prepared in accordance with GAAP consistently applied, (ii) are true and complete in all material respects; (iii) are consistent with the books and records of Seller, and (iv) present fairly, in all material respects, the consolidated financial condition of the Business as of the respective dates thereof, and the consolidated results of operations or cash flows, as the case may be, of the Business for the periods referred to therein. The books and records of Seller have been maintained in accordance with reasonable business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (A) the financial position of the Business, and (B) all transactions of Seller, including all transactions between Seller, on the one hand, and any Related Persons of Seller, on the other hand.

 (b) Except as set forth on Schedule 4.6(b), since January 1, 2021, (i) Seller has conducted the Business in the ordinary course and in a manner consistent with past practice in all respects (other than as adjusted to deal with COVID19); (ii) Seller has not experienced, and there has not otherwise been, any change in the Events, the Assets or the Business that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business, taken as a whole, or the value of the Assets; and (iii) Seller has not transferred or sold any of the assets of the Business, except for such ordinary course transfers on arm’s length terms which are consistent in nature and amount with those transferred or entered into in comparable prior periods.

 (c) Except as reflected in the Financial Statements, the Business has no Liabilities (whether or not the subject of any other representation or warranty hereunder) except for Liabilities that have accrued in the ordinary course of business since January 1, 2021, which are consistent in nature and amount with those accrued in comparable prior periods and which are not material, taken as a whole.

 (d) Seller has not incurred any Indebtedness.

 (e) Schedule 4.6(e) sets forth a correct and complete list (or description of, in the case of oral contracts, unwritten understandings or behaviors or practices based on any course of dealing) of all outstanding barter or trade contracts related to the Business with a value in excess of $20,000 with respect to any promotion or other services or products exchanged for goods or services with third parties and the amount thereof.

 4.7   Transferred Accounts Receivable. The Transferred Accounts Receivable reflected on the balance sheet of Seller for the ten (10) months ended October 31, 2021 and the Transferred Accounts Receivable arising after the date thereof have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice.

 4.8   Related Party Transactions. No Related Person of Seller (a) has any interest in any Asset, (b) except for the passive ownership of less than two percent (2%) of the outstanding shares of common stock of a publicly-held corporation, owns any equity interest or other financial interest in any Person that has had business dealings or a material financial interest in any transaction with Seller or any of its Affiliates, or (c) is a party to any Contract (except for employment and similar agreements, which are set out on the Disclosure Schedules hereto) with Seller or any of its Affiliates.

 4.9   Assets; Business.

 (a) Seller has good and valid title to the Assets, free and clear of any Encumbrances. Other than Seller, no Person has any ownership interest in any of the Assets (other than those Assets that are licensed to Seller under an Assumed Contract).

 (b) The Assets (i) constitute all the tangible and intangible assets, rights and properties necessary and sufficient for the continued conduct of the Business after the Closing in the same manner as conducted prior to the Closing and in a manner consistent with past practice (and Buyer will succeed to all of Seller’s rights and interest therein, and such rights will be exercisable by Buyer after the Closing to the same extent as by Seller prior to the Closing), and (ii) are adequate for the uses to which each is presently being put in the Business. The Excluded Assets, individually and in the aggregate, do not materially contribute to the Business or the performance of any Event.

 (c) The Assets that are tangible assets (i) are provided in AS-IS, without additional warranties except for legal title and (ii) that to the Knowledge of Seller conform to all applicable Laws, warranties and maintenance schedules relating to their construction, manufacture, modification, use and operation.

 (d) Schedule 4.9(d) sets forth a true and complete list of the names of all exhibitions, tradeshows, conferences, events, seminars, websites, podcasts, and digital media marketed, managed, produced, developed, owned or published as a part of the Business since January 1, 2018, which constitute all of the exhibitions, tradeshows, conferences, events, seminars, publications, websites, podcasts, and digital media relating to the Business since January 1, 2018.

 4.10  Real Property. Seller does not own, and has never owned, any real property related to the Business.

 4.11  Event Pacing Reports; Attendee Lists; Top Exhibitors; Top Suppliers.

 (a) Event Pacing Reports. Schedule 4.11(a) includes a copy of (i) the historic exhibitor sales, sponsorship sales and attendee registration “pacing reports” for the 2021 Events, and to the extent available, the 2019 Events; and (ii) exhibitor sales and sponsorship sales “pacing reports”, as of the date hereof, for the 2022 Events, and in each case, the information set forth therein is correct and complete in all material respects.

 (b) Attendee Lists. The Attendee Lists from January 1, 2018 through the date hereof, delivered at the Closing, are true, correct and complete in all material respects. Except as set forth on Schedule 4.11(b), no Person has obtained any information contained on any Attendee List as a result, in whole or in part, of any action or failure to take action by Seller or any of its Affiliates to protect the confidentiality thereof. Neither Seller nor any of its Affiliates has directly or indirectly disclosed, rented or otherwise granted any right to any third party to use the Attendee Lists.

 (c) Top Exhibitors. Schedule 4.11(c) includes a true and complete list of (i) the top one hundred (100) exhibiting companies, determined based on revenue, at each of the 2019, 2020, and 2021 MJBizCon Events (collectively, the “Top Exhibitors”) and the revenue of the Business attributable to each Top Exhibitor during the calendar year in which the applicable MJBizCon Event was or will be held. No Top Exhibitor of the 2021 MJBizCon Event has materially modified or decreased materially, or, to the Knowledge of Seller, threatened to or intends to materially modify or decrease materially its relationship with or business with the Business. To the Knowledge of Seller, none of the execution, delivery, or performance of this Agreement or any Ancillary Document will have a material negative impact on the relationship of the Business with any Top Exhibitor.

 (d) Top Customers. Schedule 4.11(d) includes a true and complete list of the top twenty (20) customers of the Media Business, determined based on revenue, for each of the calendar years ended on December 31, 2019 and December 31, 2020 and the ten (10) months ended October 31, 2021 (the “Top Customers”) and the revenue of Seller attributable to each Top Customer during such time. Except as set forth on Schedule 4.11(d), no Top Customer from the ten (10) months ended October 31, 2021 has materially modified or decreased materially, or, to the Knowledge of Seller threatened to or intends to, materially modify or decrease materially its relationship with or business with the Business. To the Knowledge of Seller, none of the execution, delivery and performance of this Agreement or any Ancillary Document will have a material negative impact on the relationship of the Business with any Top Customer.

 (e) Top Suppliers. Schedule 4.11(e) includes a true and complete list of (i) the twenty (20) largest suppliers of the Business, determined by the amount of expenditures, for each of the calendar years ended on December 31, 2019 and December 31, 2020 and the ten (10) months ended October 31, 2021, and (ii) the venues at which any Event was held in the last three (3) years or is planned to be held within the next twelve (12) months (clauses (i) and (ii), collectively, the “Top Suppliers”). No Top Supplier has ceased, or, to the Knowledge of Seller, threatened to cease to provide its services to the Business, or has terminated, materially reduced, or materially adversely changed, or, to the Knowledge of Seller, threatened to or intends to terminate, materially reduce or materially adversely change, its business relationship with the Business or Seller. To the Knowledge of Seller, none of the execution, delivery or performance of this Agreement or any Ancillary Document will have a Material Adverse Effect on the relationship of the Business with any Top Supplier.

 4.12  Event Policies and Procedures.

(a) Seller has provided to Buyer complete and correct copies of the policies and procedures that currently apply to all Events. The currently applicable policies and procedures have been in effect since May 25, 2021.

(b) Seller has and does prohibit and actively monitor all Events to ensure no cannabis activities, including without limitation, cannabis sales, distribution, or consumption, take place within any Event premises.

 (c) To the Knowledge of Seller, except as set forth on Schedule 4.12(c), no actual cannabis or cannabis products have ever been exhibited at any Event. The policies and procedures in place prior to the establishment of the current policies and procedures also contained prohibitions on sales, distribution, or consumption of cannabis at Events.

(d) To the Knowledge of Seller, no Person under eighteen (18) years of age has ever attended an Event.

 4.13 Assumed Contracts.

 (a) The Contracts set forth on Schedule1.1(o), together with the Permits, consist of all current contracts, agreements, consulting arrangements, contributor agreements, independent contractor agreements, freelancer agreements, special project agreements, speaker arrangements, honoraria agreements, advisory panel arrangements, exhibitor contracts, sponsor agreements, support agreements, space reservations, insertion orders, barter arrangements, association endorsement agreements, affiliation agreements, publication agreements, real estate leases, insurance agreements, venue agreements, hotel agreements, vendor relationships, branding, merchandising and other intellectual property agreements, software and hardware licenses, development, maintenance and support agreements and other arrangements of any nature whether written or oral (collectively, “Contracts”) related to, or used or held for use in connection with, the conduct of the Business (except for the Excluded Contracts), except that Seller has no obligation to list on Schedule1.1(o) any Contracts that primarily concern the (i) licensing of commercially available off-the-shelf software that (A) has not been modified or customized for Seller, (B) is licensed to Seller for a one-time or annual fee of $5,000 or less, or (C) has a license term of one-year or less remaining as of the date hereof; or (ii) licensing of content to Seller that (A) is not material to the Business, (B) is licensed to Seller at no cost, or (C) is written or provided by a freelance contributor who has contributed fewer than three (3) works for Seller.

 (b) All of the current Excluded Contracts which relate to, or are used in connection with, the conduct of the Business are listed on Schedule 4.13(b).

 (c) Seller has provided to Buyer a complete and correct copy (or, as set out on Schedule 4.13(c), a description of material terms, if an oral Contract) of each Assumed Contract (including all modifications, amendments, supplements and waivers thereto). All of the Assumed Contracts are valid and binding, in full force and effect, and enforceable against the other parties to such contract, and neither Seller nor, to the Knowledge of Seller, any other party thereto, is in breach or default of any of the terms or provisions thereof. There are no disputes or disagreements pending or, to the Knowledge of Seller, threatened between Seller and any other party under any of the Assumed Contracts, and, to the Knowledge of Seller, there is no basis for any such dispute or disagreement. No party to any Assumed Contract has given notice of potential cancellation, termination, non-renewal, rescission, or modification of any Assumed Contract.

 4.14  Trademarks and Other Intellectual Property.

 (a) Schedule 4.14(a) includes a true and complete list of (i) all registered and applied-for and material unregistered Purchased Trademarks (including domain names and social media accounts), and (ii) applied-for or registered Copyrights and also indicates, if applicable, the registration and application date and number as to each registered or pending Purchased Trademark or Copyright. Seller is the sole and exclusive owner of the Purchased Trademarks, Copyrights and other intellectual property rights included in the Assets, and all such intellectual property rights are valid and enforceable. Seller does not own or purport to own any patents or patent applications related to, or used or held for use in, the Business. The Purchased Trademarks and Copyrights which are registered or pending registration with a Governmental Entity or domain name registrar (A) are all duly registered or filed in the name of Seller, (B) are all in good standing with the Governmental Entity or domain name registrar before which such Purchased Trademark and Copyright is registered or pending, (C) are not currently opposed, cancelled, or held unenforceable, and (D) are not the subject of any pending or, to the Knowledge of Seller, threatened Proceeding.

(b) Seller has (i) applied to register all material Trademarks in each jurisdiction material to the operation of the Business, and obtained registrations for each such Trademark, and (ii) exercised reasonable quality control with respect to any Person using a Purchased Trademark. Without limiting the foregoing, Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, invalidation or unenforceability of any of registered or applied for Purchased Trademarks. In respect of the Business, (i) Seller has paid all fees associated with maintaining and advertising on and through social media accounts and handles, (ii) Seller has not deactivated or deleted any social media accounts or handles in the last six (6) months, (iii) Seller is in material compliance with all applicable United States and Canadian Laws and terms concerning the use of those accounts and handles, and (iv) no Person has made any claims or allegations against Seller concerning any violation of law or any Person’s rights in connection with the use of those social media accounts and handles.

 (c) Seller does not have any obligation to pay any royalty, license fee, commission or other amount howsoever characterized, or to obtain any third-party clearances or consents, in respect of any use of the Purchased Trademarks or the Copyrights or any other content, material or intellectual property used or held for use in connection with the Business. Seller has the necessary rights to transfer to Buyer all rights to market, sell, publish and distribute in all media throughout the world (now existing or hereafter created) the editorial and other content (including all articles, photographs, graphic material, and illustrations, and all other audio and visual materials, whether in print or digital (including audio) media) incorporated in any Publication, Podcast or Website or otherwise used in or with the Events and Media Business (and any ancillary products, services and social media channels associated therewith).

 (d) The use of the Purchased Trademarks and Copyrights and the operation of the Business does not infringe, dilute, misappropriate or otherwise violate the intellectual property rights of any Person, and has not done so in the past six (6) years. There is not currently and has not been in the past six (6) years any infringement, dilution, misappropriation or other violation of the intellectual property included in the Assets by any Person. With respect to the Websites, Seller has complied with all applicable requirements in Section 512 of Title 17 of the United States Code to qualify for a limitation on liability for copyright infringement.

 (e) Seller has taken reasonable steps consistent with industry practice to maintain the confidentiality of its trade secrets and other confidential information related to the Business. No such trade secrets or confidential information have been disclosed by Seller to, or discovered by, any Person except pursuant to appropriate non-disclosure agreements that obligate such Person to maintain the confidentiality of such confidential information or trade secrets.

 (f) No current or former director, employee, contractor, equity holder or agent of Seller is in default or breach of any employment agreement, non-disclosure agreement, license agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of any Assets. With respect to the Business, Seller is a party to valid and enforceable written agreements with all Persons (including all employees and contractors (including any freelance writers)) that have conceived, developed, acquired or created intellectual property for Seller, pursuant to which the entire and unencumbered right, title and interest in and to such intellectual property is assigned to Seller and/or vests in Seller by operation of Law.

 (g) After the Closing, there will be no intellectual property or technology (including any IT Assets) owned by Seller or its Affiliates that is necessary for or used by the Business as of the Closing.

 4.15  Taxes.

 (a) All Tax Returns required to be filed by Seller with respect to the Assets and the Business on or before the date hereof have been duly and timely filed on or before such date, and all such Tax Returns and reports are true, correct and complete. All Taxes, assessments, fees and other governmental charges imposed on or with respect to Seller, the Assets and the Business which are due and payable have been paid (whether or not shown on any Tax Return). As of the date hereof, there are no Tax Encumbrances on any of the Assets, and there is no basis for the assertion of any such Tax Encumbrances.

(b) No action, Proceeding, examination or audit of any Taxes or Tax Return relating to the Assets or the Business is currently in progress, or to the Knowledge of Seller, threatened, by any Governmental Entity. There are no proposed Tax deficiencies, assessments or adjustments with respect to the Assets or the Business or any assets or operations of Seller with respect to the Assets or the Business. No waiver of any statute of limitations with respect to Taxes or any Tax Return or extension of time with respect to a Tax assessment or deficiency related to the Assets or the Business has been granted, which remains in effect.

(c) Seller has complied, and caused compliance, with all applicable Laws relating to the payment and withholding of Taxes in connection with the Assets or the Business and has, within the time and in the manner prescribed by applicable Laws, withheld and paid, or caused to be withheld and paid, over to the proper Governmental Entity all amounts required to have been withheld and paid over to such Governmental Entity (including in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder, or other third party with respect to the Assets or the Business).

(d) No Governmental Entity in any jurisdiction in which Tax Returns are not currently filed with respect to the Assets or the Business has made a claim that any Person is or may be subject to taxation by that jurisdiction with respect to the Assets or the Business.

(e) Seller has not participated in a listed transaction or reportable transaction for purposes of Section 6707A(c)(2) of the Code or any analogous or similar state, local or foreign Law.

(f) Seller has been at all times since its formation, and will be at all times through the Closing Date, a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any corresponding or similar provision of applicable state or local Law).

(g) No Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements that will remain in effect or apply for any period after the Closing Date have been entered into with, issued by, or filed with any Governmental Entity with respect to the Assets or the Business.

(h) Seller is not a party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement with respect to the Assets or the Business.

 4.16  Employee Benefit Matters.

 (a) Schedule 4.16(a) sets forth, separately by jurisdiction, each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other benefit, retirement, employment, individual consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit, and other employee benefit agreement, plan, policy and program sponsored, maintained, contributed or required to be contributed to by Seller or any of its Affiliates for the benefit of any Personnel or former employees, officers, directors, or individual consultants (each, a “Business Person”) of the Business or pursuant to which Seller or any of its Affiliates has any Liability (each, a “Benefit Plan”). Schedule 4.16(a) separately sets forth each Benefit Plan that is maintained by TriNet HR Corporation or any of its subsidiaries or Affiliates pursuant to the PEO Agreements.

(b) With respect to each Benefit Plan, Seller has provided to Buyer a true and complete copy of, as applicable, (i) a current copy of the plan along with any amendments and any related trust agreement or other funding instrument (and a summary of the material terms of any unwritten Benefit Plan), (ii) the most recent summary plan description and a summary of any material modifications to the terms and provisions thereof, (iii) the most recent determination or opinion letter issued by the Internal Revenue Service for any Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) the most recent current actuarial report, (v) the two (2) most recent Forms 5500 and attached schedules, and (vi) all material correspondence and non-routine filings made with any Governmental Entity.

 (c) Each Benefit Plan and related trust has been operated, maintained, and administered in all material respects in compliance with its terms and all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the loss of such qualification. With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller to a Tax under Section 4971 of the Code or the Assets to an Encumbrance under Section 430(k) of the Code.

 (d) Neither Seller nor any of its ERISA Affiliates currently or within the past six (6) years has sponsored, maintained, contributed or been obligated to contribute to, or had any Liability with respect to any “employee pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither Seller nor any of its ERISA Affiliates has: (i) withdrawn from any pension plan under circumstances resulting (or expected to result) in Liability; or (ii) engaged in any transaction which would give rise to a Liability under Section 4069 or Section 4212(c) of ERISA.

 (e) There are no pending or, to the Knowledge of Seller, threatened Proceedings with respect to any Benefit Plan or the assets of any plan fiduciary (other than routine claims for benefits) which could result in any material Liability to Buyer. All contributions, premiums or benefits required to have been made in respect of or for the benefit of any Business Person under any Benefit Plan have been made by the required due date. Seller does not owe any deferred or other compensation, expense reimbursement or any other payment whatsoever to any Business Person other than pursuant to the Phantom Stock Plan and those certain bonuses to be paid at or following the Closing to select Personnel as described in Schedule 4.16(e) (the “Transaction Bonuses”).

(f) Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder and there is no Contract to which Seller or any of its Affiliates is a party or by which it is bound to compensate any Business Person for additional Taxes paid pursuant to Section 409A of the Code.

 (g) No Benefit Plan provides, or reflects or represents any Liability to provide, post-employment life insurance, health or other welfare benefits to any Business Person (or beneficiary thereof), except as may be required by COBRA at the individual’s sole expense.

 (h) Other than Seller’s Phantom Stock Plan, and the Transaction Bonuses, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or together with the occurrence of any additional or subsequent events or the passage of time) will (i) result in any payment becoming due to any Business Person, or (ii) accelerate the time of payment, vesting or funding of, or increase any benefits under, any Benefit Plan.

 (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with the occurrence of any additional or subsequent events or the passage of time) will or may result in the payment of any amount that may be deemed an “excess parachute payment” under Section 280G of the Code. There is no Contract to which Seller or any of its Affiliates is a party or by which it is bound to compensate any Business Person for excise Taxes paid pursuant to Section 4999 of the Code.

 (j) With respect to each Benefit Plan that is maintained outside the United States substantially for Business Persons who are situated outside the United States (the “Foreign Plans”): (i) each Foreign Plan has been operated and maintained in compliance in all material respects with its terms and applicable Law, (ii) all payments (including premiums due) and all employer and employee contributions required to have been collected in respect of each Foreign Plan have been made or collected when due, or if applicable, accrued on the balance sheet of Seller and its Affiliates in accordance with normal accounting practices in the applicable jurisdiction in all material respects, (iii) each Foreign Plan required to be registered has been registered and maintained in good standing with applicable regulatory authorities, and (iv) the fair market value of the assets of each funded Foreign Plan is sufficient to satisfy the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan.

 4.17  Employment Matters.

 (a) Schedule 4.17(a)(i) contains a true and compete list of all employees, officers, directors, advisors, and individual consultants employed by or otherwise rendering services to Seller or any of its Affiliates for the Business as of the Closing (collectively, the “Personnel”), including separately setting forth any Personnel on a leave of absence of any nature, paid or unpaid, authorized or unauthorized and any Personnel not actively employed immediately prior to the Closing Date with a right of re-instatement per Seller’s policy as of the Closing Date or applicable Law, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date, employing entity, and employment location; (iv) current annual base compensation rate or contract fee (and any other guaranteed payments); (v) commission, bonus or other incentive-based compensation; and (vi) as applicable, employment status (active or inactive). Seller has not offered, agreed or otherwise committed, orally or in writing, to (A) directly or indirectly increase the rate of compensation, compensation opportunities, or benefits to be paid or provided to any Personnel from those set forth on Schedule 4.17(a)(i), or (B) any change to any member of Personnel’s title, position, or employment location from those set forth on Schedule 4.17(a)(i), or other duties, responsibilities, or conditions of employment from those in effect as of the date hereof, and as of the Closing Date, except as set forth on Schedule 4.17(a)(ii), none of the Personnel are entitled to, or eligible for, any ordinary course increases in their rate of compensation, compensation opportunities, or benefits. All Personnel employed by Seller are employed on an at-will basis. Each individual consultant and any other individual who performs services for Seller and who is not treated as an employee for federal income tax purposes by Seller is correctly treated as not being an employee under applicable Law and for any purpose including, without limitation, for tax withholding purposes and employee benefit plan purposes. Neither Seller nor any of its Affiliates has leased employees within the meaning of Section 414(n) of the Code.

 (b) Seller is not and has never been party to or bound by any collective bargaining or other agreement with a labor organization representing any of the Personnel and no organizational effort or representation question has been made or, to the Knowledge of Seller, is threatened by or on behalf of any labor union with respect to any Personnel. In the past three (3) years, there has not been, nor, to the Knowledge of Seller, has there been any threat of, (i) any picketing, strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, unfair labor practice claim, or other similar labor activity or dispute affecting Seller or any of the Personnel, and (ii) Proceedings with respect to or by any Business Person. Seller is not obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.

 (c) Seller is in compliance in all material respects with all applicable Laws pertaining to labor, employment and employment practices regarding Business Persons. There has been no “mass layoff” or “plant closing” as defined in the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law with respect to Seller within the six (6) months prior to the Closing Date.

 (d) Except as disclosed on Schedule 4.17(d), Seller is not a party to any settlement agreement with any current or former employee, officer, director, or individual consultant resolving allegations of sexual harassment, discrimination or misconduct by an officer of Seller or an employee at the level of Vice President or above. There are no, and for the past three (3) years have not been any, Proceedings pending or, to the Knowledge of Seller, threatened against Seller (or any of its directors, officers or employees), in each case, involving allegations of sexual harassment, discrimination or misconduct by an officer of Seller or an employee at the level of Vice President or above (and, to the Knowledge of Seller, other than as disclosed on Schedule 4.17(d), no event has occurred or circumstance exists that could give rise to or serve as a basis for any such allegation of sexual harassment, discrimination or misconduct).

 4.18  Publishing; Websites.

 (a) Schedule 4.18(a) sets forth true and complete current and historic user and circulation data and information regarding the Publications for the last three (3) years. The Publications currently utilize and are each eligible to continue to receive standard class mailing privileges. Seller has not disclosed, rented, or otherwise granted any right to any third party to use the circulation lists of any of the Publications (collectively, the “Circulation Lists”), other than in the ordinary course of business for direct mail list rental purposes in accordance with the terms attached to Schedule 4.18(a). Seller has taken all actions to maintain the confidentiality of all information contained on the Circulation Lists, and there have been no breaches or, to the Knowledge of Seller, threatened breaches of the confidentiality of any of such information.

 (b) Schedule 4.18(b) contains a true and complete (i) copy of the current standard advertising rates and terms for the Publications and (ii) list of all advertising committed for any of Buyer’s Issues, indicating any deviations from the standard rates and/or terms described in clause (i). Except as set forth on Schedule 4.18(b), none of the advertisers who purchased in excess of $25,000 in advertising in the Publications for calendar year 2020 or 2021 has cancelled, suspended, or materially decreased, or the Knowledge of Seller, threatened or indicated an intention to cancel, suspend, or materially decrease, its level of advertising in any Publication.

 (c) The information on Schedule 4.18(c) pertaining to Website traffic data, rankings, demographic information, user statistics and related information (i) is, to the Knowledge of Seller, true and complete in all material respects, and (ii) is consistent in all material respects with the books and records of Seller.

(d) None of the information contained in any Publication has been depicted as legal advice. To the Knowledge of Seller, none of the information contained in any Publication has been perceived as legal advice.

 4.19  Information Technology and Data Security.

 (a) The Business IT Assets: (i) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business, (ii) are free from material bugs, errors or other defects, (iii) have not materially malfunctioned, crashed, failed, experienced continued substandard performance or other adverse events within the past three (3) years, and (iv) do not contain any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device or other program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any such Business IT Asset, or any spyware or adware. Seller has implemented commercially reasonable anti-malware, backup, security, business continuity, and disaster recovery measures and technology consistent with good industry practices.

 (b) Seller complies, and has in the past three (3) years complied, with (i) its internal privacy and data security policies, (ii) all applicable rules of self-regulatory organizations and codes of conduct, including the Payment Card Industry Data Security Standard (PCI DSS), (iii) industry standards, guidelines and best practices concerning the Processing of Personal Information, (iv) all Privacy Laws, and (v) all contractual obligations concerning the Processing of Personal Information (collectively, the “Data Privacy/Security Requirements”). All vendors, processors, subcontractors and other Persons acting for or on behalf of Seller in connection with the Processing of Personal Information or that otherwise have been authorized to have access to the Business IT Assets or the Personal Information in the possession or control of Seller comply, and have in the past three (3) years complied, with the Data Privacy/Security Requirements. Neither the negotiation nor consummation of the transactions contemplated by this Agreement, nor any disclosure or transfer of information in connection therewith, will breach or otherwise cause any violation of any Data Privacy/Security Requirement or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such Data Privacy/Security Requirement. There are not, and have not been in the last three (3) years, any Proceedings pending or threatened against Seller concerning any Data Privacy/Security Requirement or compliance therewith or violation thereof.

 (c) For the last three (3) years, Seller has posted a privacy policy governing its collection and use of information and data in a clear and conspicuous location on all user-facing pages on each of its websites. No disclosure or representation made or contained in any such privacy policy has been inaccurate, misleading, deceptive or in violation of any applicable Laws (including by containing any material omission).

 (d) Seller has implemented and maintains a comprehensive information security plan (a “Security Plan”), which includes commercially reasonable administrative, technical and physical safeguards designed to protect the availability, integrity and security of the Business IT Assets and the information and data stored therein (including Personal Information and other sensitive information) from loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, including cybersecurity and malicious insider risks. The Security Plan conforms, and at all times has conformed, to the Data Privacy/Security Requirements and any public statements made by Seller regarding the Security Plan. In the past three (3) years: (i) there has been no loss, damage, misuse or unauthorized use, unauthorized access, unauthorized modification, destruction, or disclosure, or other breach of security of the Personal Information or other Business Information maintained by or on behalf of Seller (including, but not limited to, any event that would give rise to a breach or incident for which notification by Seller to individuals and/or Governmental Entity is required under Data Privacy/Security Requirements), and (ii) there has been no breach or unauthorized intrusion of the security of any Business IT Asset.

 4.20  Insurance. Schedule 4.20 includes a true and complete list of all current policies or binders of general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance maintained by Seller and relating to the Assets, the Business, operations, or agents, employees, officers, managers or directors of Seller whose primary duties is supporting the Business (collectively, the “Insurance Policies”) and a true and complete list of all open claims and all claims made since January 1, 2019 thereunder. Except as disclosed in Schedule 4.20, the Insurance Policies are in full force and effect as of the date hereof. Seller is not in default under, and has not failed to comply in any material respect with, any provision contained in any of the Insurance Policies. Seller has not received any notice of increase in premiums with respect to, alteration of coverage under, or cancellation, termination or non-renewal of, any Insurance Policies, except for general increases in rates to which similarly situated companies are subject. All premiums due on the Insurance Policies have been paid in full in accordance with the terms of the applicable Insurance Policy. Seller has timely filed all claims for which it is seeking payment or other coverage under any of the Insurance Policies. Seller has not made any claim against any Insurance Policy as to which the insurer is questioning or denying (or has denied) coverage or defending (or has defended) the claim under a reservation of rights.

 4.21  No Brokers. Seller’s Broker handling the transactions contemplated by this Agreement or any Ancillary Document on Seller’s behalf is Grimes, McGovern & Associates. Seller shall be responsible for any and all brokerage fees, finder’s fees, commissions or other amounts due or payable to Grimes, McGovern & Associates with respect to this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby. Neither Seller nor any of its directors, managers, equity holders, officers, employees or agents, has employed or incurred any Liability to any other broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby.

 4.22  PPP Loan. Seller’s application and forgiveness application for the PPP Loan, including all representations and certifications contained therein, were true, correct, and complete in all material respects and were otherwise completed in accordance in all material respects with all guidance issued in respect of the Paycheck Protection Program under the CARES Act. Seller is (and was at the time of its application for the PPP Loan and throughout the period that the PPP Loan was outstanding) an “eligible recipient” under the CARES Act. Seller has used the proceeds of the PPP Loan solely for the purposes permitted by the CARES Act and is otherwise in compliance in all material respects with all other applicable provisions or requirements of the CARES Act in order for the maximum amount of the PPP Loan to be eligible for forgiveness.

 4.23  No Other Representations and Warranties. Except for the representations and warranties set forth in this Agreement and the Ancillary Documents, neither Seller nor any of its Affiliates, agents, officers, directors, employees or representatives nor any other Person has made or shall be deemed to have made any representation or warranty to Buyer in connection with the transactions contemplated by this Agreement, express or implied, at law or in equity, on behalf of Seller or any of its Affiliates, and Seller and each of its Affiliates by this Agreement disclaims any such representation or warranty, whether by Seller or any of its Affiliates, agents, officers, directors, employees or representatives or any other Person; provided that nothing in this Section 4.23 shall limit or otherwise restrict the rights of Buyer or any of its Affiliates with respect to any claim based on fraud, willful misconduct or intentional misrepresentation.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Seller as of the Closing Date:

 5.1   Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

 5.2   Authorization and Enforceability. Buyer has all requisite power and authority to execute, deliver and perform this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement and the Ancillary Documents are the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or (b) the principles governing the availability of equitable remedies.

 5.3   Conflicts and Consents. Neither the execution or delivery of this Agreement or the Ancillary Documents by Buyer, nor the performance by Buyer of its obligations hereunder or thereunder, nor the consummation by Buyer of the transactions contemplated hereby or thereby will, or would reasonably be expected to, (a) conflict with, violate or result in a breach of any of the terms, conditions or provisions of (i) any organizational documents of Buyer or (ii) any other Contract or other instrument to which Buyer is a party or by which Buyer is or may be bound, (b) violate any Law which relates to the performance by Buyer of its obligations hereunder, or (c) require any approval of, consent of, or notice to any Governmental Entity, regulatory body or other third party, except, in the case of clauses (a)(ii), (b), and (c), for those that would not have, and would not reasonably be expected to have, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

 5.4   No Claims or Proceedings. There is no pending or, to the knowledge of Buyer, threatened Proceeding involving Buyer that questions the validity of this Agreement, or any action taken, or to be taken, by Buyer in connection with this Agreement. There is no judgment, order, injunction, decree or award outstanding (whether rendered by a court, administrative agency or arbitrator), against Buyer or by which Buyer is bound which is reasonably expected to prevent, enjoin, or have a materially adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

 5.5   No Brokers. No agent, broker, Person or firm acting on behalf of Buyer or any of its Affiliates is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated in this Agreement.

 5.6   No Other Representations and Warranties. Except for the representations and warranties set forth in this Agreement and the Ancillary Documents, neither Buyer nor any of its Affiliates, agents, officers, directors, employees or representatives nor any other Person has made or shall be deemed to have made any representation or warranty to Seller in connection with the transactions contemplated by this Agreement, express or implied, at law or in equity, on behalf of Buyer or any of its Affiliates, and Buyer and its Affiliates by this Agreement disclaim any such representation or warranty, whether by Buyer or any of its Affiliates, agents, officers, directors, employees or representatives or any other Person; provided that nothing in this Section 5.6 shall limit or otherwise restrict the rights of Seller and its Affiliates with respect to any claim based on fraud, willful misconduct or intentional misrepresentation.

 5.7   No Additional Representations; Inspection. Buyer acknowledges, represents and warrants that it has conducted its own independent investigation, review and analysis of the Assets, the Assumed Liabilities, and the condition, operations and prospects of the Business, which investigation, review and analysis was done by Buyer and its Affiliates and their representatives. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties set forth in this Agreement and the Ancillary Documents, and Buyer acknowledges that, except (a) for the representations and warranties set forth in this Agreement and the Ancillary Documents, and (b) in the case of fraud, willful misconduct or intentional misrepresentation, neither Seller nor any of its directors, managers, members, officers, employees, Affiliates, stockholders, agents, or representatives has made any representation or warranty, either express or implied, in connection with the transactions contemplated by this Agreement, (i) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business heretofore delivered to or made available to Buyer or any of its agents, representatives, lenders or Affiliates. Nothing in this Section 5.7 shall limit or otherwise restrict the rights of Buyer and its Affiliates with respect to any claim based on fraud, willful misconduct or intentional misrepresentation.

 5.8   Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

 5.9   Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business and the Business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

ARTICLE VI.
COVENANTS

 6.1   Non-Competition; Non-Solicitation; Non-Disparagement.

 (a) For a period of five (5) years from and after the Closing Date (the “Restricted Period”), each of Seller and the Principals shall not, and shall cause their respective Affiliates not to, directly or indirectly, on its own behalf or on behalf of any other Person, own, control, manage, operate, sponsor, endorse, support, be employed by, perform services for, consult with, solicit business for, participate in, engage in, provide or facilitate any financing for, be connected with the management or operation of, have any financial interest in, permit its name to be used in connection with, or otherwise be affiliated with a Competitive Business (as defined below) anywhere in the United States, Canada, or any other country in which (i) Seller is conducting business as of the Closing, (ii) Seller has performed work in the five (5) years preceding the Closing, or (iii) Seller is developing or planning work as of the Closing (collectively, the “Territory”). “Competitive Business” means any Person or business that directly or indirectly markets, manages, produces, develops, operates, provides or supports, or that is planning to market, manage, produce, develop, operate, provide or support, any products or services that are substantially similar to, substantially related to or competitive with the products or services that are being offered, sold or provided by the Business as of the Closing or that the Business has under development or consideration for development as of the Closing, including, without limitation, publishing, news, media, tradeshows, seminars, workshops, summits, conferences, expos, and any other events or gatherings that are either ticketed or sponsored events or gatherings, in each case, that are related to or targeted at businesses and/or professionals in the marijuana, hemp, CBD (cannabidiol), psychedelics, and/or other Schedule 1 controlled substance industries (as defined by the United States Drug Enforcement Agency), and/or ancillary products or services related thereto. Notwithstanding the foregoing, the following activities undertaken by the Principals shall not be considered a breach of this Section 6.1(a): creating biographical works regarding either of the Principals which would ipso facto involve the cannabis industry, or speaking for hire regarding such biographical works; provided, however, that it is understood and agreed that the foregoing shall not contain or involve the use any Business Information (other than Business Information included in the Excluded Assets); provided further, that prior to speaking for hire regarding such biographical works at a speaking engagement for or involving a Competitive Business, the Principal(s) shall obtain prior written approval of Buyer, which approval shall not be unreasonably withheld.

 (b) During the Restricted Period, each of Seller and the Principals shall not, and shall cause their respective Affiliates not to, directly or indirectly, on its own behalf or on behalf of any Person (i) solicit in any manner any Customers or Prospective Customers (other than to a business that is not a Competitive Business), or (ii) entice or attempt to entice away from the Business or Buyer or any of their respective Affiliates (in whole or in part) any Person who is as of the Closing, or becomes during the Restricted Period, a Customer, Prospective Customer, supplier, vendor, or service provider to, or other Person having business relations with, the Business (including, without limitation, any independent contractor, presenter, venue, or advertiser). For purposes of this Agreement, a “Customer” is any Person who is, as of the Closing, or within the eighteen (18) month period prior to the Closing was, an active customer or client of Seller, or becomes during the Restricted Period an active customer or client of Buyer, in each case, relating to the Business, and a “Prospective Customer” is any Person who is, as of the Closing, (x) a potential customer or client with which Seller is seeking a relationship on behalf of the Business, (y) a customer or client that has an existing contract with Seller relating to the Business even if no services or products have been provided as of the Closing, or (z) a customer or client who is in the process of discussing or negotiating a contract with Seller relating to the Business as of the Closing Date.

 (c) During the Restricted Period, without the prior written consent of Buyer, each of Seller and the Principals shall not, and shall cause their respective Affiliates not to, directly or indirectly, (i) solicit for employment, employ, or engage in any way, including as an agent, consultant, or contractor, any Transferred Employee, (ii) interfere or attempt to interfere with the relationship between Buyer and any Transferred Employee, or (iii) cause any Transferred Employee to terminate his or her employment, agency, or contractor relationship with Buyer; provided, that (i) a general offer of employment to the public shall not be prohibited hereunder as long as it is not specifically directed at any Transferred Employee and no such Transferred Employee is hired as a result thereof, and (ii) nothing in this Agreement prohibits Seller, the Principals, or any of their respective Affiliates from soliciting or hiring a Transferred Employee whose employment or engagement with Buyer or any of its controlled Affiliates was terminated by Buyer at least six (6) months prior to the commencement of such solicitation or such hire.

 (d) From and after the Closing Date during the Restricted Period, each of Seller and the Principals shall not, and shall cause their respective Related Persons not to, directly or indirectly, make any statement that is intended to become public, or that could reasonably be expected to become public, and that criticizes, ridicules, disparages, or is otherwise derogatory of the Business, Buyer or any of their respective Affiliates, employees, officers, directors, or stockholders.

 (e) The nature and scope of the foregoing provisions of this Section 6.1 have been carefully considered by the parties hereto. The parties hereto agree and acknowledge that (i) the customers of the Business are located throughout the Territory, (ii) the Business competes with other businesses that are or could be located anywhere in the Territory; (iii) the applicable duration, scope and geographic areas are fair, reasonable and necessary to protect the goodwill of the Business from and after the Closing and constitutes a material inducement to Buyer to enter this Agreement and consummate the transactions contemplated hereby, and (iv) that adequate compensation has been received by Seller and the Principals for such obligations. Seller agrees that it will not assert or claim, or raise as a defense, in any judicial proceeding or otherwise, that any of such provisions are unenforceable as a matter of public policy or otherwise or that the duration, scope or geographic areas applicable to such provisions is or was not fair, reasonable or necessary or that adequate compensation was not received by Seller or the Principals for such obligations. If, however, for any reason any court determines that any such provision is or was not fair, reasonable or necessary or that the consideration is inadequate, such provision shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 6.1 as will render such restriction valid and enforceable.

 (f) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Section 6.1 were not performed in accordance with their specific terms or were otherwise breached, for which monetary damages would not be an adequate remedy. Accordingly, the parties hereto agree that, in the event of a breach or threatened breach of this Section 6.1, Buyer shall be entitled to an injunction restraining such breach or threatened breach without the necessity of proving the inadequacy of money damages as a remedy. Seller hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Nothing in this Agreement shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach.

 6.2   Release of Claims. Effective as of the Closing, Seller, on behalf of itself and its Related Persons and their respective successors and assigns (the “Releasing Parties”), releases, acquits, and forever discharges the Business, Buyer and its Affiliates and any and all of their respective successors and assigns, together with all of their respective past, present and future managers, directors and officers (the “Released Parties”), from any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, including under Contracts between the Releasing Parties and the Released Parties, which any of the Releasing Parties ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties, from the beginning of time up to and including the Closing Date arising out of or relating to the Business, the Assumed Liabilities or the Assets (“Released Claims”); provided, that the Released Claims shall not include any claims of the Released Parties or Releasing Parties arising under or related to this Agreement or the Ancillary Documents (other than the Assumed Liabilities). The Released Parties are expressly intended as third party beneficiaries of this Section 6.2.

 6.3   Confidential Information.

(a) Promptly following the Closing, Seller and/or the Principals shall deliver, or cause to be delivered, to Buyer all Business Information in the possession or control of Seller or any of its Related Persons and shall destroy or delete, or cause to be destroyed or deleted, all duplicate or back-up copies, including electronic copies, of such Business Information in the possession or control of Seller or any of its Related Persons, except to the extent “backed-up” on the electronic information management and communications systems or servers of Seller, and as specifically permitted in Section 6.3(b) in connection with Seller’s post-Closing obligations, access to which is limited to employees of Seller whose functions are technical in nature, provided, that such “backed-up” materials shall remain subject to the confidentiality restrictions herein.

 (b) Notwithstanding the foregoing paragraph, Seller and the Principals shall be entitled to retain the Business Information included in the Excluded Assets, and copies of the following Business Information in its possession existing post-Closing: (i) Business related Tax Returns, accountant communications, and related tax and accounting records and work papers; (ii) financial records and financial work papers related to the Business; (iii) all Business employee-related or employee benefit-related files, course of business communications, Benefit Plans or records (including those from TriNet); and (iv) any correspondence with any Governmental Entity (provided, such information shall be subject to the confidentiality obligations of this Agreement and shall not, in any way directly or indirectly, be used to circumvent any of the obligations and restrictions placed on Seller and the Principals in this Agreement or any of the Ancillary Documents).

 (c) Each of Seller and the Principals shall not, and shall cause their respective Related Persons not to, disclose any Business Information to any Person (other than Buyer or its Affiliates or officers or employees of Buyer or its Affiliates who are subject to an obligation of confidentiality to Buyer or one of its Affiliates) or use any of the Business Information. If Seller, the Principals, or any of their respective Affiliates is compelled to disclose any Business Information by judicial or administrative process, Seller or the Principals, as applicable, shall promptly notify Buyer in writing of such requirement, to the degree permitted by Law, so that Buyer may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.3. If, in the absence of a protective order or other remedy or the receipt of a waiver from Buyer, Seller, the Principals, or any of their respective Affiliates is nonetheless compelled to disclose any Business Information by judicial or administrative process, Seller, the Principals, or such Affiliate may disclose only that portion of the Business Information that its counsel advises is legally required to be disclosed under pain of liability for contempt or other censure or penalty; provided, that Seller and the Principals exercise, or cause such Affiliate to exercise, commercially reasonable efforts to preserve the confidentiality of the Business Information so disclosed, including by cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Business Information.

 (d) For a period of seven (7) years after the Closing Date, (i) Buyer shall retain and not destroy or dispose of any books and records of the Business existing on the Closing Date (the “Pre-Closing Books and Records”), and (ii) Buyer shall afford Seller and the Principals, during normal business hours, upon reasonable advance notice, access to the Pre-Closing Books and Records and Business Information to the extent that such access may be reasonably requested by Seller or the Principals in connection with (A) Taxes, (B) any dispute relating to an Event held prior to the Closing, (C) any disputes related to the Business operations of Seller prior to the Closing, (D) any dispute between Seller and Buyer or between Buyer and the Principals arising from or related to this Agreement and/or the Ancillary Documents, (E) any Proceeding involving Seller or the Principals; and (F) compliance by Seller or the Principals with applicable Laws or their obligations under this Agreement; provided, that each of Seller and the Principals shall use commercially reasonable efforts to minimize any disruption to the Business in connection with any such access. Seller and the Principals shall be solely responsible for any costs or expenses incurred pursuant to this Section 6.3(d). Any Pre-Closing Books and Records and Business Information accessed by Seller or the Principals shall be subject to the confidentiality obligations set forth in Section 6.3(c).

(e) For a period of seven (7) years after the Closing Date, (i) Seller and/or the Principals shall retain and not destroy or dispose of the Business Information included in the Excluded Assets, and (ii) Seller and/or the Principals shall afford Buyer, during normal business hours, upon reasonable advance notice, access to such Business Information to the extent that such access may be reasonably requested by Buyer in connection with (A) Taxes, (B) the Post-Closing Business, (C) any dispute between Seller and Buyer or between Buyer and the Principals arising from or related to this Agreement and/or the Ancillary Documents, and (D) compliance by Buyer with applicable Laws or their obligations under this Agreement.

(f) Notwithstanding anything to the contrary in Section 6.3(d), (i) Buyer may destroy or dispose of any Pre-Closing Books and Records at any time prior to the expiration of such seven (7) year period by first notifying Seller or the Principals and affording Seller or the Principals at least ninety (90) days to remove or copy (at Seller’s or the Principals’ sole cost and expense) such records in accordance with Section 6.3(d), and (ii) Seller or the Principals may destroy or dispose of any Pre-Closing Books and Records at any time prior to the expiration of such seven (7) year period by first notifying Buyer and affording Buyer at least ninety (90) days to remove or copy (at Buyer’s sole cost and expense) such records in accordance with Section 6.3(d).

 6.4   Mail; Payments. Following the Closing, (a) Seller authorizes and empowers Buyer to receive and open all mail (including email) and other communications received by Buyer which Buyer reasonably believes to be relating to the Business and to deal with the contents of such communications in good faith, (b) Seller will promptly deliver to Buyer any mail (including email) or other communication received by Seller pertaining to the Business and (c) Seller will promptly pay or deliver to Buyer any monies or checks relating to the Business which are received in any manner by Seller, unless and only to the extent included in the Excluded Assets. Seller agrees that Buyer has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by Buyer in respect of any note or account receivable transferred to Buyer pursuant to this Agreement and Seller shall furnish Buyer such evidence of this authority as Buyer may request. For a period of ninety (90) days following the Closing, in the event Buyer receives payments in respect of Excluded Accounts Receivable, Buyer shall remit to Seller the amount of such Excluded Accounts Receivable within thirty (30) days following the end of the month of Buyer’s receipt thereof.

 6.5   Misallocated Assets. Following the Closing, in the event that Buyer or Seller discovers an asset that would constitute an Asset if held by Seller immediately prior to the Closing is owned by Seller or any of its Affiliates and was not acquired by Buyer by virtue of Buyer’s acquisition of the Assets, Seller shall, or shall cause its Affiliates to, assign, transfer and convey such asset to Buyer for no additional consideration, and shall execute such further documents and instruments necessary to give effect to and evidence such assignment, transfer and conveyance. To the extent there exists any intellectual property (other than Trademarks) owned by Seller or any of its Affiliates following the Closing that was used in the Business as of or prior to the Closing, Seller hereby grants, and shall cause its Affiliates to grant, a royalty-free, fully paid-up, perpetual, irrevocable, non-exclusive, worldwide, sublicensable license in, to and under such intellectual property to Buyer and its Affiliates to continue using such intellectual property in the manner it was used in the Business as of or prior to the Closing Date and in natural evolutions of such use (which license may be transferred in whole or in part in connection with any sale or reorganization of the Business).

 6.6   Transfer Taxes. Any sales, use, transfer, recording, stamp, excise, value added or other similar Taxes, fees or charges, including penalties and interest (“Transfer Taxes”) imposed with respect to Seller’s sale of the Assets to Buyer shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The non-paying party shall promptly reimburse the paying party for any Transfer Taxes required to be borne by the non-paying party under this Section 6.6. The parties shall reasonably cooperate to minimize, to the extent permissible under applicable Law, any Transfer Taxes.

 6.7   Tax Cooperation. From and after the Closing Date, Seller shall grant to Buyer and its representatives access at all reasonable times to all of the information, books and records relating to the Assets or the Business within the possession of Seller and shall otherwise reasonably cooperate with Buyer, in each case, to the extent reasonably necessary to permit Buyer to comply with the timely filing of Tax Returns and payment of Taxes. From and after the Closing Date, Buyer shall grant to Seller and its representatives access at all reasonable times to all of the information, books and records relating to the Assets within the possession of Buyer and shall otherwise reasonably cooperate with Seller, in each case, to the extent reasonably necessary to permit Seller to comply with the timely filing of Tax Returns with respect to Taxes that are an Excluded Liability and payment of Taxes that are an Excluded Liability.

 6.8   Further Assurances. If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement or any of the Ancillary Documents, each of the parties hereto shall take, and shall cause their respective Affiliates to take, any action (including the execution and delivery of any instruments and documents) as any other party reasonably may request.

 6.9  Post-Closing Financial Statements.

(a) Beginning immediately following the Closing, Seller shall, and shall cause its Affiliates to, reasonably cooperate with Buyer and reasonably assist Buyer in the preparation of financial statements for the Business with respect to pre-Closing periods.

 (b) Beginning immediately following the Closing, Seller shall provide to Buyer such authorization letters, management or Seller representation letters or certificates, and other information (including access to Business Information included in the Excluded Assets) as may be reasonably necessary for Buyer to: (i) obtain, at Buyer’s sole expense an audit opinion of an independent public accounting firm with respect to Seller’s annual financial statements for each of the years ended December 31, 2020 and December 31, 2019, and such auditor’s review of the Seller’s unaudited consolidated balance sheet, consolidated income statement and consolidated statement of cash flows for each of the nine-month periods ended September 30, 2021 and September 30, 2020 (collectively, the “Seller Financial Information”), for inclusion or incorporation by reference in (A) any annual reports on Form 10-K, quarterly reports on Form 10-Q, or current reports on Form 8-K of Buyer as may be required under the Securities Exchange Act of 1934, as amended, in each case within such time period as may be requested by Buyer to allow for such reports to be filed in a timely manner; (B) in any registration statement that may be filed by Buyer under the Securities Act of 1933, as amended; and/or (C) in any offering memorandum that may be used by Buyer in connection with any offering of securities, in each case, in customary form and covering such matters as are customarily covered by such opinions; and (ii) (x) receive from such independent public accounting firm customary “comfort” letters and consents for the inclusion of the Seller Financial Information in any report, registration statement of offering memorandum of Buyer described in clauses (i)(A)-(C) above, or (y) permit management of Buyer to make representations to its independent public accounting firm in connection with the inclusion of the Seller Financial Information in any such report, registration statement or offering memorandum.

 6.10    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to Buyer.

 6.11    Expenses. Buyer and Seller shall each bear their own expenses incurred in connection with the negotiation, execution and performance of this Agreement and the Ancillary Documents.

 6.12    Purchased Trademarks. Following the Closing, Seller and its Related Persons will cease all use of the Purchased Trademarks, including but not limited to any word, term, name, or symbol that is identical or confusingly similar to, or a colorable imitation or dilutive of, the Purchased Trademarks. Seller shall not, and shall cause its Related Persons not to, make any false designation of origin, false or misleading description of fact, or false or misleading representation of fact that is likely to cause confusion, or to cause mistake, or to deceive as to the affiliation, connection, or association between Seller (or any of its Affiliates) with Buyer, its Affiliates or the Purchased Trademarks. Seller shall take all reasonable steps to remove from public view and access by no later than March 31, 2022 all materials, including all signs, displays, labels and promotional and packaging materials that, in each case do not constitute Assets but do use, feature or bear the Purchased Trademarks, any word, term, name, or symbol that is identical or confusingly similar to, or a colorable imitation or dilutive of, the Purchased Trademarks, or any false designation of origin, false or misleading description of fact, or false or misleading representation of fact that is likely to cause confusion, or to cause mistake, or to deceive as to the affiliation, connection, or association between Seller (or any of its Affiliates) with Buyer, its Affiliates or the Purchased Trademarks. Seller shall not, and shall cause its Related Persons not to, apply for, prosecute, maintain or enforce or seek to have any third party apply for, prosecute, maintain or enforce any registration for the Purchased Trademarks or any mark that is identical or confusingly similar to, or a colorable imitation or dilutive of, the Purchased Trademarks. In connection with the assignment of the Purchased Trademarks to Buyer, Seller shall not, and shall cause its Related Persons not to, at any time or for any reason, challenge either the validity of the Purchased Trademarks or any registrations of Buyer or its Affiliates to marks related to the Purchased Trademarks.

 6.13       Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), Seller and Buyer shall not, and shall cause their respective Related Persons and representatives not to, make any initial public announcement or issue any press release or other written public statement in respect of this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby or otherwise communicate with any news media about the transactions contemplated hereby or thereby without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed (and shall consult with and give the other party a reasonable opportunity to review and comment on any such communication and shall consider all such comments in good faith). Notwithstanding the foregoing, nothing contained in this Agreement will limit (a) Buyer’s or Seller’s (or their respective Affiliates’) rights to disclose the existence of this Agreement and the material terms of the transaction described herein on any earnings call or in similar discussions with financial media or analysts, investors, and other members of the investment community, or (b) Buyer or its Affiliates’ right, to make any public disclosure it deems necessary or appropriate to comply with the requirements of any applicable securities Law or the rules and regulations of any exchange on which its stock is traded.

 6.14 Business Non-Disclosure Provisions. On the Closing Date, Seller shall provide to Buyer copies of all Contracts to which Seller is a party that contain Business Non-Disclosure Provisions which are still in effect. To the extent requested by Buyer after the Closing, Seller shall take all action necessary to enforce the Business Non-Disclosure Provisions contained in Contracts that are not Assumed Contracts.

 6.15  Employee Matters.

 (a) Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective as of January 1, 2022, to the Personnel set forth on Schedule 6.15(a) (the Personnel who accept such employment and commence employment as of the Closing Date, the “Transferred Employees”). In addition, effective as of the Closing Date, Buyer shall enter into the Employment Agreements with each of the Executives. Seller shall use reasonable best efforts to encourage acceptance of Buyer’s employment offers by all such Personnel. Buyer shall not be liable for any payments (including those in respect of compensation, bonuses, closing payments, or other success fees, sales commissions, severance and accrued vacation), which are due in respect of periods through the Closing Date to any Personnel other than the Assumed Liabilities, regardless of whether such Personnel becomes Transferred Employees. For a period of at least one (1) year following the Closing Date, Buyer shall use commercially reasonable efforts to provide each Transferred Employee, while employed, with (i) an annual base salary or hourly wage rate and target annual cash bonus opportunities (but excluding, for the avoidance of doubt, equity and equity-based incentive compensation and one-time, extraordinary, and other non-recurring incentive compensation) no less favorable, in the aggregate, to that which was provided to such Transferred Employee immediately prior to the Closing Date, and (ii) employee benefits that are substantially comparable, in the aggregate, to those provided to similarly situated employees of Buyer or its Affiliates. Notwithstanding anything to the contrary herein, nothing herein shall create any obligation on the part of Buyer to continue to employ any Person for any specific period of time following the Closing Date. Buyer shall not assume, and shall have no liability or obligation under, any Benefit Plan, except with respect to any obligation attaching to Buyer as a “successor employer” as required under COBRA relating to any period of time on or after the Closing Date.

 (b) Effective as of the Closing, Seller shall or shall cause one of its Affiliates to make all participant elective contributions and matching contributions with respect to the Transferred Employees (including, for the avoidance of doubt, the Executives) in respect of periods through the Closing Date under any tax-qualified defined contribution plan or plans with a cash or deferred feature sponsored, maintained, or contributed to by Seller or any of its Affiliates (collectively, the “Seller DC Plans”) and cause each Transferred Employee to be 100% vested in his or her account balances and benefits as of the Closing Date under the Seller DC Plans.

 (c) The provisions of this Section 6.15 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to the Transferred Employees (including, for the avoidance of doubt, the Executives) prior to or following the Closing; or (ii) confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 6.15 under or by reason of any provision of this Agreement.

 6.16     Transferred Employee Email Accounts. Seller shall enable and maintain automatic forwarding for all Transferred Employee email accounts, generic Business function emails under the annehollandventures.com domain (e.g., customerservice@, etc.), and the email accounts for John (Jeff) Farrington for one (1) year following the Closing, so that any incoming emails to those Transferred Employees are automatically forwarded to the email addresses identified by Buyer (as they may be updated from time to time). During such period, Seller shall also ensure an automatic reply message is enabled for each such email address, the content of which will be provided by Buyer (and may be updated by Buyer from time to time).

ARTICLE VII.
INDEMNITIES

 7.1   Survival of Representations and Warranties. All of the representations and warranties in this Agreement shall expire on the twenty-four (24) month anniversary of the Closing Date, at which time the right of Buyer or Seller to seek indemnification under this Article VII with respect to such representations and warranties shall terminate (except if a claim for indemnification has been made prior to such time), except that (a) the representations and warranties of Seller set forth in Section 4.15 (Taxes) shall expire six (6) months following the expiration of applicable statutes of limitations, including waivers and extensions, at which time the right of Buyer to seek indemnification under this Article VII with respect to the representations and warranties in Section 4.15 (Taxes) shall terminate (except if a claim for indemnification has been made prior to such time), and (b) the representations and warranties of Seller set forth in Section 4.1 (Organization and Power; Capitalization; Subsidiaries), Section 4.2 (Authorization and Enforceability), Section 4.8 (Related Party Transactions), Sections 4.9(a), (b) and (d) (Assets; Business) and Section 4.21 (No Brokers) (collectively, the “Seller Fundamental Representations”), the representations and warranties of Buyer set forth in Section 5.1 (Organization), Section 5.2 (Authorization and Enforceability) and Section 5.5 (No Brokers), and the right of Buyer and Seller respectively to seek indemnification under this Article VII with respect thereto, shall expire thirty (30) days after the expiration of the applicable statute of limitations.

 7.2   General Indemnification by Seller. Seller agrees to protect, defend, indemnify and hold harmless Buyer, its Affiliates, and its and their officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, representatives, successors and assigns, from and against any and all Losses resulting or arising from, or relating to, (a) any inaccuracy or breach of any representation or warranty made by Seller in this Agreement or any Ancillary Document (other than the Seller Fundamental Representations and the representations and warranties in Section 4.15 (Taxes)) (determined without giving effect to any materiality qualification (or any similar qualification or limitation)); (b) any inaccuracy or breach of any of the Seller Fundamental Representations or the representations and warranties in Section 4.15 (Taxes) (determined without giving effect to any materiality qualification (or any similar qualification or limitation)); (c) any breach of any covenant or agreement of Seller contained in this Agreement or any Ancillary Document; (d) any Released Claim; (e) any of the Excluded Assets (or any other assets of Seller that do not constitute Assets) or the Excluded Liabilities, including Seller’s share of any Apportioned Obligations; or (f) any failure described in Schedule 7.2(f).

 7.3   General Indemnification by Buyer. Buyer agrees to protect, defend, indemnify and hold harmless Seller its Affiliates, and its and their officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, representatives, successors and assigns from, against any and all Losses resulting or arising from, or relating to, (a) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Document (determined without giving effect to any materiality (or any similar qualification or limitation)); (b) any breach of any covenant or agreement of Buyer contained in this Agreement or any Ancillary Document; or (c) any of the Assumed Liabilities.

 7.4   Limitations on Obligations of Seller. Except in the event of fraud, willful misconduct or intentional misrepresentation, (a) Seller shall not be required to indemnify Buyer with respect to any claim for indemnification made pursuant to Section 7.2(a) unless and until the aggregate amount of Losses for all such claims exceeds $1,200,000, in which event Buyer will be entitled to recover from Seller the full amount of any Losses arising out of or relating to such claims, (b) the maximum aggregate liability of Seller to Buyer with respect to all claims for indemnification made pursuant to Section 7.2(a) shall not exceed an amount equal to $18,000,000 (the “Cap”) and (c) the maximum aggregate liability of Seller to Buyer with respect to all claims for indemnification made pursuant to Section 7.2(b) shall not exceed an amount equal to the total consideration received by Seller under this Agreement (the “Fundamental Representations Cap”).

 7.5   Limitations on Indemnity. The amount of all Losses indemnifiable pursuant to this Article VII shall be determined net of any amounts actually recovered by the applicable indemnified party under insurance policies with respect to such Losses, in each case, net of costs of collection and any increase to premiums resulting from making any claim thereunder; provided, that in no event shall an indemnified party be required to seek recovery under any insurance policy prior to making a claim for indemnification pursuant to this Article VII. In any case where an indemnified party may recover under an insurance policy it shall make reasonable and timely claims on such policies and if the indemnified party recovers under insurance policies any amount in respect of indemnified Losses for which such indemnified party also recovered from an indemnifying party pursuant to this Article VII, such indemnified party shall promptly pay to the applicable indemnifying party the amount so recovered under such insurance policies (after deducting therefrom the amount of all costs and expenses incurred by Buyer in procuring such recovery, including any increase to premiums resulting therefrom), but not in excess of the amount previously recovered from the indemnifying party in respect of such indemnified Losses.

 7.6   Indemnification Procedure.

 (a) Each party hereto shall, in a timely manner, provide each other party with notice (a “Third Party Claim Notice”) of any third-party Proceedings that are subject to the indemnification provisions of this Article VII (collectively, “Third Party Claims”), and shall otherwise cooperate in good faith in the defense of any Third Party Claims. Failure to deliver timely notice will not relieve the indemnifying party of liability under this Article VII, except to the extent the indemnifying party is actually materially prejudiced as a result of such delay.

 (b) Upon receipt of notice of a claim for indemnity from an indemnified party pursuant to this Section 7.6 in respect of a Third Party Claim, the indemnifying party may, by written notice to the indemnified party delivered within thirty (30) days of the receipt of the applicable Third Party Claim Notice, assume the defense and control of such Third Party Claim, with its own counsel and at its own expense, but only if the indemnifying party simultaneously agrees and acknowledges in writing that the indemnifying party is responsible for any Losses incurred by the indemnified party as a result of such Third Party Claim, as provided in this Agreement. During such thirty (30) day period, the indemnified party may (at the indemnifying party’s expense) make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties’ positions and rights with respect to such Third Party Claim. If the indemnifying party elects to assume the defense, the indemnified party will have the right to participate in the defense of such Third Party Claim with its own counsel and at its own expense. If after thirty (30) days’ prior written notice from the indemnified party, the indemnifying party fails to defend or if, after commencing or undertaking any such defense, the indemnifying party fails to diligently prosecute such defense in good faith or withdraws from such defense, such indemnified party shall have the right to undertake the defense or settlement thereof. Notwithstanding anything herein to the contrary, if Seller is the indemnifying party, Seller shall not have the right to assume the defense and control of the applicable Third Party Claim if (i) it relates to or arises in connection with any criminal proceeding, action, indictment, or allegation or investigation, (ii) it seeks an injunction or other equitable relief against the indemnified party, (iii) in the reasonable judgment of the indemnified party (which may be asserted at any time), the indemnifying party’s defense thereof could reasonably be expected to have a material and adverse effect on the indemnified party’s (or the Business’s or Buyer’s or any of its Affiliates’) existing or prospective business relationship with any customer, supplier, client or other third party, (iv) the indemnified party (upon the written advice of counsel (which may be internal counsel) as communicated to Seller) reasonably concludes that there may be one or more legal defenses available to an indemnified party that are different from or in addition to those available to the indemnifying party and which may not be assigned to the indemnifying party, (v) the indemnified party (upon the written advice of counsel (which may be internal counsel) as communicated to Seller) reasonably concludes that there exists a conflict of interest between the indemnifying party and the indemnified party, or (vi) it is subject to the limitations set forth in Section 7.4 and asserts an amount of Losses which, when taken together with all amounts paid for resolved indemnification claims that are subject to the limitations set forth in Section 7.4 and the maximum aggregate amount of Losses alleged in all other unresolved indemnification claims that are subject to the limitations set forth in Section 7.4, exceeds the Cap or the Fundamental Representations Cap, as applicable. So long as the indemnifying party diligently prosecutes such defense of any such Third Party Claim in good faith, the indemnified party shall not pay or settle any such Third Party Claim. The indemnifying party shall not, except with the prior written consent of the indemnified party (which shall not be unreasonably withheld, conditioned or delayed), enter into any settlement or consent to entry of any judgment with respect to any such Third Party Claim that (i) does not include as an unconditional term thereof the giving by the Person(s) asserting such claim to the indemnified party of a written release from all Liability with respect to such claim, (ii) includes any statement as to or an admission of fact, culpability or a failure to act, by or on behalf of the indemnified party, or (iii) involves, in any manner, any injunctive relief against the indemnified party or may materially and adversely affect the indemnified party.

 (c) All of the parties hereto shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Buyer and Seller (or a duly authorized representative of such party) shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

 (d) If a party seeks indemnification under this Article VII other than in connection with a Third Party Claim, such indemnified party shall give prompt written notice (a “Direct Claim Notice”) to the indemnifying party after discovering the Liability, obligation or facts giving rise to such claim for indemnification; provided, that the failure to so notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder except to the extent the indemnifying party is actually materially prejudiced as a result of such delay. Such Direct Claim Notice shall describe the claim, the amount thereof (if known and quantifiable), and the basis thereof.

 (e) After the giving of any Third Party Claim Notice or Direct Claim Notice (as applicable) pursuant hereto, the amount of indemnification to which the indemnified party shall be entitled shall be determined: (i) by a written agreement between the indemnified party and the indemnifying party expressly stating that it is an agreement made pursuant to this Section 7.6, or (ii) by a final, non-appealable judicial judgment, award (judicial, arbitration or otherwise) or decree. If the indemnified party is Buyer, then within ten (10) Business Days after such final determination, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Buyer such amount from the funds then-remaining in the Escrow Account. Unless fully paid from funds in the Escrow Account, any additional indemnification payment owed to Buyer under Article VII shall be paid by Seller within ten (10) Business Days of the final determination following the applicable Direct Claim Notice or Third Party Claim Notice by wire transfer of immediately available funds to the account(s) designated by Buyer, provided, that any such additional indemnification payment owed to Buyer under this Article VII may, at Buyer’s discretion, be effected as a deduction against any Contingent Payment that becomes due and payable pursuant to Section 2.4. Any indemnification payment owed to Seller under this Article VII shall be paid by Buyer within ten (10) Business Days of the resolution of the applicable Direct Claim Notice or Third Party Claim Notice by wire transfer of immediately available funds to the account designated by Seller.

 7.7   Exclusive Remedy. Subject to the immediately following sentence, notwithstanding anything to the contrary in this Agreement, except in the case where a party seeks to obtain specific performance pursuant to Section 6.1 or Section 8.11, the parties hereto hereby agree that following the Closing, the sole and exclusive remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement shall be the applicable indemnification rights set forth in this Article VII. Notwithstanding anything in this Agreement to the contrary (including Section 4.23, Section 5.6 and this Section 7.7), nothing contained in this Agreement shall limit or otherwise restrict any rights of Buyer or any of its Affiliates or Seller or any of its Affiliates with respect to any claim based on fraud, intentional misrepresentation, or willful misconduct.

 7.8   Tax Treatment of Indemnification. For all Tax purposes, Buyer and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price unless otherwise required pursuant to a “determination” under Section 1313(a) of the Code (or corresponding provision of state, local or non-U.S. Tax Laws).

ARTICLE VIII.
GENERAL

 8.1   Waiver. Any failure of any of the parties hereto to comply with any of its obligations or agreements or to fulfill any conditions in this Agreement may be waived only by a written waiver from the other parties. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by such party preclude any other or future exercise of that right or any other right hereunder by that party.

 8.2   Notices. All notices, requests or other communications required or permitted to be given to any party hereunder shall be given in writing by certified mail, return receipt requested, or other recognized national delivery service at its respective address set forth below, or at such other address as may from time to time be designated by such party to the other party in accordance with this Section 8.2, and with a copy to such additional addressees as indicated below:

If to Seller, to:
Anne Holland Ventures Inc.
116 Summit Avenue
Providence, RI  02906
Attention: Anne Hills Holland
Email: aholland@gmail.com

and

Anne Holland Ventures Inc.
624 Old Stone Drive
Highlands Ranch, CO  80216
Attention: Cassandra Farrington
Email: cassandra@farringtononline.com

with a copy (which shall not constitute notice) to:	Mallon Lonnquist Morris & Watrous, PLLC3200 Cherry Creek South Drive, Suite 650 Denver, CO 80209 Attention: Craig T. Watrous Email: cwatrous@mlmw-law.com

If to Buyer, to:	Emerald X, LLC 100 Broadway, 14th Floor New York, NY 10005 Attention: Stacey Sayetta Email: Stacey.Sayetta@emeraldx.com

with a copy (which shall not constitute notice) to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 1000 Attention: David L. Shaw Email: David.Shaw@friedfrank.com

All such notices and communications hereunder shall be deemed given (a) when received, as evidenced by the acknowledgement of receipt issued with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt of the Person to whom such notice or communication shall have been addressed, or (b) if sent by email or similar electronic means, on the Business Day sent or, if sent on a day that is not a Business Day, on the next Business Day, it being agreed and understood that notice by email shall be deemed sufficient so long as the party to whom the notice was intended to be sent affirmatively confirms receipt (other than an automatically generated reply with respect to email delivery).

 8.3   No Third Party Beneficiaries. Except as set forth in Section 6.2, neither this Agreement nor any provision hereof, nor any Schedule hereto or document executed or delivered herewith, shall create any right in favor of or impose any obligation upon any Person other than the parties hereto and their respective successors and permitted assigns.

 8.4   Entire Agreement. This Agreement and the Ancillary Documents (and any other documents contemplated hereby and thereby) embody the entire understanding of the parties and there are no other agreements or understandings, written or oral, in effect between parties relating to the subject matter hereof, except as specifically referenced in this Agreement. This Agreement supersedes and terminates all prior discussions, negotiations, understandings, arrangements and agreements between the parties relating to the subject matter hereof.

 8.5   Severability. Except as limited by Section 8.10, should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances, or (ii) in any other jurisdiction, (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement and (d) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible. Moreover, if any term or other provision of this Agreement shall be invalid, illegal or incapable of being enforced by any rule of Law or public policy because it is excessively broad as to duration, scope, activity or subject, the parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law and that such modified provision shall thereafter be enforced to the fullest extent permitted under applicable Law.

 8.6   Amendment. This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

 8.7   Counterparts. This Agreement may be executed in any number of duplicate counterparts (including by means of .pdf format), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

 8.8   Assignment. This Agreement shall not be assigned by Seller without the prior written consent of Buyer. This Agreement shall not be assigned by Buyer without the prior written consent of Seller; provided, that Buyer may, upon written notice to Seller, without consent, (a) assign its rights and obligations under this Agreement to an Affiliate or subsidiary of Buyer, (b) designate one or more of its Affiliates to perform its obligations hereunder, or (c) assign any of its rights and obligations under this Agreement to any Person that acquires all or substantially all of the Business or the Assets; provided, that with respect to clauses (a) and (b) above, such assignment or designation shall not relieve Buyer of its obligations hereunder.

 8.9   Governing Law. Any disputes arising out of or in any way relating to this Agreement or the transactions contemplated hereby shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

 8.10  Jurisdiction; Disputes: Court Proceedings; Waiver of Jury Trial. Any dispute between any party to this Agreement arising out of or in any way relating to this Agreement or the transactions contemplated hereby (except for disputes in which a party is primarily seeking specific performance or injunctive relief), shall first attempt to be resolved by mediation prior to any party commencing a Proceeding. Except as otherwise may be agreed by the parties hereto, the venue for any mediation shall be in New York City, New York, and conducted by an experienced commercial mediator with each party bearing its own expenses incurred in the mediation, including legal fees and costs, and one-half of the mediator’s professional fees. Any dispute between any party to this Agreement not resolved by mediation or after the noticing party’s good faith attempt to schedule a mediation within thirty (30) Business Days of the date requesting mediation, shall be brought in any federal or state court located in the County of New York, State of New York and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Proceeding; provided, that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. No party shall have any right of rescission or amendment arising out of or relating to any non-compliance with Federal Cannabis Laws, and no party shall seek to enforce the provisions hereof in violation of the provisions of this Agreement, or shall seek to enforce the provisions hereof in federal court unless and until the parties have reasonably determined that the Law is fully compliant with Federal Cannabis Laws. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Proceeding in any federal or state court located in the County of New York, State of New York, (b) any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum, and (c) any claim that such court does not have jurisdiction with respect to such Proceeding. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for in this Agreement. Nothing in this Section 8.10 shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party irrevocably and unconditionally waives any right to a trial by jury in any Proceeding (i) arising out of or in any way relating to this Agreement or the transactions contemplated hereby, or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any such Proceeding.

 8.11  Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

 8.12  Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

 8.13  Rules of Construction.

Unless the context otherwise requires:

 (a) A capitalized term has the meaning assigned to it;

 (b) An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP;

 (c) References in the singular to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

 (d) References to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;

 (e) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

 (f) All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

(g) Any item disclosed in the Schedules hereto referenced by a particular section in Article IV shall be deemed to have been disclosed with respect to every other section in Article IV if the relevance of such disclosure to such other section is reasonably apparent on the face of such disclosed item. Except as expressly provided in this Agreement, the specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Schedules hereto is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in such Schedules is or is not material for purposes of this Agreement;

 (h) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

 (i) All monetary figures shall be in United States dollars unless otherwise specified;

 (j) The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

 (k) References to “ordinary course of business” in this Agreement shall mean “ordinary course of business consistent with past practice,” whether or not so specified;

 (l) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”;

 (m) Any action to be taken pursuant to this Agreement on or as of a day this is not a Business Day may be taken on or as of the next succeeding Business Day; and

 (n) The word “or” is not exclusive.

 8.14  Disclosure Schedules. The Disclosure Schedules will be arranged to correspond to the representations and warranties in Article IV of this Agreement, and the disclosure in any portion of the Disclosure Schedules shall qualify the corresponding provision in Article IV and any other provision of Article IV to which it is reasonably apparent from the face of such disclosure that such disclosure relates. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly signed this Agreement as of the day and year first written above.

SELLER ANNE HOLLAND VENTURES INC.

By:	/s/ Cassandra Farrington
Name: Cassandra Farrington
Title: President

[Signature Page to Asset Purchase Agreement]

PRINCIPALS (solely for purposes of Sections 6.1 and 6.3)
/s/ Ann Hills Holland
Ann Hills Holland

/s/ Cassandra Farrington
Cassandra Farrington

[Signature Page to Asset Purchase Agreement]

BUYER EMERALD X, LLC

By:	/s/ David Doft
Name: David Doft
Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

Annex A

Defined Terms

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Average EBITDA Growth” means the Average MJBiz EBITDA minus $13,000,000.

“Average MJBiz EBITDA” means (a) the sum of (i) $13,700,000 and (ii) MJBiz EBITDA for the 2022 calendar year, divided by (b) two (2).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by Law to be closed in New York City for general transaction of business.

“Business Information” means all knowledge or information (whether written, verbal, electronic or otherwise) concerning the Business, its financial condition, operations, assets and liabilities, including but not limited to all information on the Attendee Lists, data, documents, agreements, files, reports, Tax records, lists, interpretations, forecasts, technical information, as well as business plans, records, financial or otherwise, and all other materials concerning the Business and services currently provided by the Business or currently under development by the Business, including, without limitation, all (a) Newsletters; (b) Publications; (c) Attendee Lists; (d) lists and databases of past, current and prospective exhibitors, sponsors, advertisers, subscribers and other customers of any Event of the Business; (e) Customer and Prospective Customer lists; (f) lists and databases of past, current and prospective speakers, faculty, moderators or presenters at any Event; (g) Publications; (h) Podcasts; (i) Circulation Lists; (j) sales and marketing strategies, plans, materials and documents related to the Business; (k) lists and databases of past, current and prospective vendors, and contractors of the Event (other than its legal, financial and tax advisors); and (l) all passwords and log-ins related to the foregoing; provided, that “Business Information” shall not include any knowledge or information that is or becomes publicly available (other than as a result of disclosure of such in information in violation of this Agreement).

“Business IT Assets” means all IT Assets related to, or used or held for use in, the Business, including pursuant to outsourced or cloud computing arrangements.

“Business Transaction Expenses” means all fees, costs, and expenses incurred or otherwise payable by the Business, on or prior to the Closing Date, in connection with the negotiation of this Agreement and any Ancillary Documents, the evaluation and consummation of the transactions contemplated by this Agreement and any Ancillary Documents, pursuant to any Contract entered into by Seller or the Business or by reason of any action taken by Seller or the Business or on its behalf, that remain unpaid as of the open of business on the Closing Date, including without duplication: (a) fees to counsel, financial advisors, bankers, consultants, and accountants, (b) costs incurred by Seller or the Business in connection with filings with any Governmental Entity, (c) all fees payable by Seller or the Business in connection with this Agreement or any Ancillary Documents including costs and expenses of obtaining consents and approvals of the transaction from third parties, and (d) all change of control, closing or severance or retention or similar bonuses or payments, including under the Phantom Stock Plan and the Transaction Bonuses (other than the Retention Bonus Amount), payable to officers, directors, or other employees and individual service providers (and the employer-side payroll, employment or similar taxes attributable to such payments) in connection with the consummation of the transactions contemplated by this Agreement and Ancillary Documents, whether triggered solely by the consummation of the Agreement and Ancillary Documents or triggered as a result of any of the foregoing and the occurrence of another event.

“Buyer’s Issues” means any issues of the Publication which are mailed to its Circulation List from and after the Closing.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act (Public Law No. 116-136) (together with regulations promulgated thereunder), as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Corporate SG&A Expenses” means the following categories of corporate expenses: IT - non headcount, IT headcount, facilities, utilities, office supplies, event operations, registration, accounting/audit fees, payroll processing fees, accounting, finance, executive, termination fees for executives, executive stock options (including, without limitation, those granted to the Executives), legal, people & culture, transaction and integration costs (including legal and advisory fees), and Business and workers comp insurance.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, resurgences or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Current Assets” means the current portion and sum of all of the current assets of the Business; provided, that “Current Assets” excludes cash, bank accounts, and other cash equivalents of Seller, Transferred Accounts Receivable and Excluded Accounts Receivable.

“Current Liabilities” means the current portion and sum of (a) accounts payable which arose in the operation of the Business prior to the Closing, (b) accrued expenses relating to the operation of the Business prior to the Closing, (c) accrued payroll in respect of Transferred Employees existing prior to the Closing, and (d) obligations for performance due by Seller after the Closing Date for which payments, deposits and prepayments were received by Seller.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, determined on an accrual basis and in accordance with GAAP applied in a manner consistent with Exhibit B.

“Encumbrance” means liens, licenses, security interests, mortgages, pledges, claims, charges, encumbrances or other restrictions on ownership or use.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with Seller or any of its Affiliates under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Excluded Accounts Receivable” means accounts receivable of the Business as of the Closing Date (and the proceeds thereof), other than the Transferred Accounts Receivable.

“Executives” means Kenneth C. (Chris) Walsh, Jessica (Jess) Tyler, and Pamela Moore.

“Federal Cannabis Laws” means any federal law criminalizing commercial cannabis operations, including but not limited to, the United States Controlled Substances Act (21 U.S.C. 812(c), et seq.), the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956 and 1957.

“Governmental Entity” means any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, self-regulatory, administrative or taxing functions of or pertaining to government, including any court, tribunal or arbitral body.

“Indebtedness” means, without duplication, (a) any Liability of the Business or Seller in respect of indebtedness for borrowed money; (b) any Liability of the Business or Seller evidenced by notes, bonds, debentures or similar instruments; (c) any obligations payable by the Business or Seller under interest rate or currency protection agreements or other hedging arrangements; (d) any Liability of the Business or Seller under any capital lease or conditional sale; (e) any liability of the Business or Seller in respect of banker’s acceptances or outstanding letters of credit (whether or not drawn) or similar facilities; (f) any Liability of the Business or Seller for the deferred purchase price of property or services, including earnouts, contingent payments or similar arrangements (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due); (g) any liability of the Business or Seller to purchase, redeem, retire, defease or otherwise acquire for value any equity securities; (h) any Liability of the Business or Seller for any other Person’s liability or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise; (i) any liability of the Business or Seller for interest on any of the foregoing or (j) any liability of the Business or Seller for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

“IT Assets” means all software, systems, servers, websites, computers, cell phones, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge of Seller” or other similar terms means the knowledge, after due inquiry and investigation (including, without limitation, of CLA (Clifton Larson Allen) and TGG Accounting), of any of the following: Cassandra Farrington, John (Jeff) Farrington, Anne Hills Holland, Kenneth C. (Chris) Walsh, Jessica (Jess) Tyler, and Pamela Moore.

“Law” means any order, statute, code, regulation, ordinance, common law rule or judgment, or any other requirement decreed by a Governmental Entity.

“Liability” means, with respect to any Person, any liability, commitment or obligation of such Person of any kind, character, description or nature whatsoever, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Loss” means any and all claims, losses, Taxes, liabilities, damages, deficiencies, judgments, interest, awards, and penalties, fines, costs and expenses, including, without limitation, losses resulting from the defense, settlement or compromise of a claim or demand or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder and the cost of pursuing any insurance providers, but excluding any punitive, consequential and/or special damages other than any punitive, consequential and/or special damages that are not reasonably foreseeable under the circumstances or are actually awarded to a third party.

“Material Adverse Effect” means any direct or indirect event, occurrence, fact, condition, change, circumstance, effect, development, matter, or state of facts (an “MAE Event”) that has had, or would reasonably be expected to have, a material adverse effect on (a) the Business, results of operations, condition (financial or otherwise), Assets or Liabilities of the Business, taken as a whole, or (b) the ability of Seller to perform its obligations under this Agreement, the Ancillary Documents or consummate the transactions contemplated hereby or thereby; provided, however, that “Material Adverse Effect ” shall not include any MAE Event arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Business operates; (iii) any changes in financial, banking or securities markets or regulations in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) any natural or man-made disaster or acts of God acts of God or other calamities, weather conditions, global health conditions (including any epidemic, pandemic, or disease outbreak (including the COVID-19 pandemic)) or the related responses of any governmental authority with respect thereto; or (viii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, however, that, with respect to this clause (viii) the underlying causes of such failures shall not be excluded), except, in the case of clauses (i)-(iv), (vi) and (vii), to the extent such MAE Events affect Seller, the Business, or the Assets in a disproportionate adverse manner relative to other similarly situated participants in the industry or markets in which Seller or the Business operates.

“MJBiz EBITDA” means the EBITDA of the Business, including, without limitation, EBITDA derived from any new or derivative products that are developed by Buyer from the use of the Assets.

“Net Working Capital” means, as of 11:59 pm on the day prior to the Closing Date, an amount equal to (a) the Current Assets included in the Assets minus (b) the Current Liabilities included in the Assumed Liabilities, as determined in accordance with GAAP in a manner consistent with the calculation included in Exhibit A.

“Newsletters” means the digital newsletters known as “MJBizDaily”, “Hemp Industry Weekly”, “MJBizCanada”, “MJBizFinance”, “MJBizScience”, “MJBizCultivator”, and “MJBizCon Buzz”.

“PEO Agreements” means (a) that certain TriNet Services Requisition Form dated as of February 26, 2014, by and between Seller and TriNet HR Corporation, together with any and all schedules, attachments, and addendums thereto or made a part thereof, and (b) that certain Transaction Services Requisition Form - Canada dated as of June 15, 2017, by and between Seller and TriNet Employer Group Canada, Inc., together with any and all schedules, attachments, and addendums thereto or made a part thereof.

“Person” means any individual (natural person); any entity, such as a general partnership, limited partnership, limited liability partnership, limited liability company, limited liability limited partnership, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, or foreign business organization or other similar entities; and any heirs, executors, administrators, legal representatives, successors and assigns of the “Person”, when the context so permits.

“Personal Information” means any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Entity, payment card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “nonpublic personal information,” “protected health information,” “personal information,” or “personal data” under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content or products or services to a natural Person.

“Phantom Stock Plan” means the Anne Holland Ventures Inc. Phantom Stock Plan, adopted on September 28, 2018, as may be amended from time to time.

“Post-Closing Business” means the Business as it relates to (a) Events occurring after the Closing, (b) the operation of the Media Business after the Closing, (c) Buyer’s Issues, (d) the operation of the Websites after the Closing, and (e) the ancillary products, services, social media channels, associated with the Events, Media and Business Websites developed after the Closing.

“PPP Loan” means, collectively, the loans issued by FirstBank pursuant to the Paycheck Protection Program under the CARES Act, evidenced by (a) that certain Small Business Association Paycheck Protection Program Loan Number 8550247008, Lender PPP Loan Number 9183072 from FirstBank in the amount of $1,283,100, which was disbursed on April 20, 2020, and (b) that certain Small Business Association Paycheck Protection Program Loan Number 2855318408, Lender PPP Loan Number 9467003 from FirstBank in the amount of $1,185,430, which was disbursed on February 11, 2021.

“Privacy Laws” means all applicable Laws and all applicable guidance issued by any Governmental Entity, in each case, concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the General Data Protection Regulation (Regulation (EU) 2016/679), the UK General Data Protection Regulation and the Data Protection Act 2018, the Personal Information Protection and Electronic Documents Act, Canada’s Anti-Spam Legislation (SC 2010, c 23), and all other similar international, federal, state, provincial, and local Laws.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information.

“Related Persons” means (a) with respect to an entity, (i) any of its Affiliates; (ii) any director, officer, partner, member, manager, equityholder, agent, executor, or trustee of such entity; (iii) any Person for whom such entity serves as a general partner or a trustee (or in a similar capacity); and (iv) any Related Person of any individual described in clause (ii); or (b) with respect to an individual; (i) any member of such individual’s family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s family; and (iii) any Person with respect to which such individual or one or more members of such individual’s family serves as a director, officer, partner, member, manager, equityholder, agent, executor, or trustee.

“Target Net Working Capital” means $0.

“Tax” or “Taxes” means collectively as applicable any (a) federal, state, provincial, local, foreign and other income, corporation, capital gains, estimated, excise, gross receipts, ad valorem, sales, goods and services, use, employment, franchise, profits, gains, property, transfer, payroll, social security contributions, intangibles and other taxes, fees, stamp taxes, duties, charges, levies or assessments in the nature of or similar to taxes of any kind (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto and (b) liability for Taxes of another Person by contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign Law, or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof required to be filed with a Governmental Entity with respect to Taxes.

“Transferred Accounts Receivable” means accounts receivable, notes, and other amounts receivable of the Business as of the Closing (and the proceeds thereof) in respect of invoices generated by Seller prior to the Closing, together with any unpaid financing charges accrued thereon, as determined in accordance with GAAP.

For purposes of this Agreement, the following terms have meanings set forth in the Sections indicated:

Accounting Arbitrator	Section 2.3(d)
Agreement	Preamble
Ancillary Documents	Recitals
Apportioned Obligations	Section 2.5
Assets	Section 1.1
Assignment Agreement	Recitals
Assumed Contracts	Section 1.1(o)
Assumed Liabilities	Section 1.3
Attendee Lists	Section 1.1(d)
Base Price	Section 2.1
Benefit Plan	Section 4.16(a)
Bill of Sale	Recitals
Business	Recitals
Business Non-Disclosure Provisions	Section 1.1(x)

Business Person	Section 4.16(a)
Buyer	Preamble
Cap	Section 7.4
Circulation Lists	Section 4.18(a)
Closing	Section 3.1
Closing Date	Section 3.1
Closing Payments	Section 2.2(a)
Competitive Business	Section 6.1(a)
Consulting Agreements	Recitals
Contracts	Section 4.13(a)
Copyrights	Section 1.1(b)
Customer	Section 6.1(b)
Data Privacy/Security Requirements	Section 4.19(b)
Direct Claim Notice	Section 7.6(d)
Employment Agreements	Recitals
Escrow Account	Section 2.2(a)(ii)
Escrow Agreement	Recitals
Escrow Amount	Section 2.2(a)(i)
Estimated Purchase Price	Section 2.1
Excluded Assets	Section 1.2
Excluded Contracts	Section 1.2(c)
Excluded Liabilities	Section 1.4
Events	Recitals
Final Purchase Price	Section 2.3(e).

Financial Statements	Section 4.6(a)
Foreign Plans	Section 4.16(j)
Fundamental Representations Cap	Section 7.4
Insurance Policies	Section 4.20
IP Assignment Agreement	Recitals
Media Business	Recitals
MJBizCon Event	Recitals
Permits	Section 1.1(n)
Personnel	Section 4.17(a)
Podcast	Recitals
Post-Closing Statement	Section 2.3(a)
Principals	Preamble
Proceeding	Section 4.4
Prospective Customer	Section 6.1(b)
Protective Covenant Agreements	Recitals
Publications	Recitals
Purchase Price	Section 2.1
Purchased Trademarks	Section 1.1(c)
Released Claims	Section 6.2
Released Parties	Section 6.2
Releasing Parties	Section 6.2
Restricted Period	Section 6.1
Retention Bonus Amount	Section 1.3(c)
Security Plan	Section 4.19(d)
Seller	Preamble
Seller DC Plans	Section 6.15(b)
Seller Financial Information	Section 6.9(b)
Seller Fundamental Representations	Section 7.1
Tax Allocation	Section 2.3(a)
Tax Allocation Statement	Section 2.3(a)
Territory	Section 6.1(a)
Third Party Claim Notice	Section 7.6(a)
Third Party Claims	Section 7.6(a)
Top Customers	Section 4.11(d)
Top Exhibitors	Section 4.11(c)
Top Suppliers	Section 4.11(e)
Trademarks	Section 1.1(c)
Transaction Bonuses	Section 4.16(e)
Transfer Taxes	Section 6.6
Transferred Accounts Receivable	Section 1.1(q)
Transferred Employees	Section 6.15(a)
Websites	Recitals